Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION AND PURCHASE AGREEMENT

by and among

TENET HEALTHCARE CORPORATION,

USPI GROUP HOLDINGS, INC.,

ULYSSES JV HOLDING I LLC,

ULYSSES JV HOLDING II LLC

and

BB BLUE HOLDINGS, INC.

Dated as of March 23, 2015

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Section 10.12	Enforcement	80
Section 10.13	Currency	81
Section 10.14	Severability	81
Section 10.15	Waiver of Jury Trial	81
Section 10.16	Counterparts	81
Section 10.17	Facsimile or .pdf Signature	81
Section 10.18	No Presumption Against Drafting Party	81

Exhibit A	Form of Ulysses Stockholder Consent
Exhibit B	Acquisition Pipeline
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of NewCo Stockholders Agreement

CONTRIBUTION AND PURCHASE AGREEMENT

This CONTRIBUTION AND PURCHASE AGREEMENT, dated as of March 23, 2015 (this “Agreement”), is entered into by and among Tenet Healthcare Corporation, a Nevada corporation (“Tenet”), USPI Group Holdings, Inc., a Delaware corporation (“Ulysses Holdings”), Ulysses JV Holding I LLC, a Delaware limited liability company (“Ulysses Holding I”), Ulysses JV Holding II LLC, a Delaware limited liability company (“Ulysses Holding II”, and together with Ulysses Holding I, the “Ulysses LLCs”) and BB Blue Holdings, Inc., a Delaware corporation (“NewCo”).

RECITALS

A. The board of directors of Ulysses Holdings, and the respective managers of each of the Ulysses LLCs, (i) have determined that the sale and contribution of 100% of the outstanding capital stock of Ulysses Holdings to NewCo, upon the terms and conditions set forth in this Agreement, is in the best interests of their respective stockholders and members, (ii) have each approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) have each recommended to their respective stockholders and members approval and adoption of this Agreement and the other transactions contemplated hereby;

B. The board of directors of Tenet (i) has determined that the sale and contribution of the Tenet Contributed Business to NewCo, upon the terms and subject to the conditions set forth herein, is in the best interests of its stockholders, and (ii) has approved and declared advisable this Agreement and the transactions contemplated hereby;

C. Prior to the Closing Date, Ulysses Holdings will cause each of the Ulysses LLCs to form a subsidiary that will, prior to the Closing, merge with and into Ulysses Holdings, with Ulysses Holdings being the surviving corporation of such merger; in such merger certain stockholders and option holders of Ulysses Holdings will receive interests in Ulysses Holding I and certain of such stockholders and option holders will receive interests in Ulysses Holding II, with the balance of such stockholders and option holders receiving cash consideration, in each case, in exchange for their existing interests in Ulysses Holdings (and for federal income tax purposes, certain of such stockholders of Ulysses Holdings will be deemed to have contributed their Ulysses Common Stock to Ulysses Holding I in a transaction intended to qualify as a transaction described in section 721(a) of the Code, and certain other stockholders of Ulysses Holdings will be deemed to have contributed their Ulysses Common Stock to Ulysses Holding II in a transaction intended to qualify as a transaction described in section 721(a) of the Code), and as a result, all issued and outstanding equity interests of Ulysses Holdings will be held by the Ulysses LLCs, and no other securities or other rights to acquire capital stock or otherwise be convertible into, exchangeable for or exercisable into capital stock of Ulysses Holdings shall be outstanding (such merger and related transactions being the “Ulysses Reorganization”);

D. Prior to the Closing Date, Tenet will undertake an internal reorganization pursuant to which, among other things, certain of the equity interests and other assets which comprise the Tenet Contributed Business may be transferred or assigned between and among Tenet and its Subsidiaries, such that following the consummation of such transactions, 100% of the assets and liabilities of the Tenet Contributed Business will be owned or assumed by certain corporate

Subsidiaries of Tenet (each of such Subsidiaries are referred to herein as a “Tenet Contributed Company” and collectively as the “Tenet Contributed Companies”), and 100% of the issued and outstanding shares of capital stock of the Tenet Contributed Companies are held by Tenet, and no other securities or other rights to acquire capital stock or otherwise be convertible into, exchangeable for or exercisable into capital stock of the Tenet Contributed Companies shall be outstanding (such reorganization transactions being the “Tenet Reorganization”);

E. On the Closing Date, following consummation of the Ulysses Reorganization and the Tenet Reorganization, and subject to the terms and conditions set forth herein, the following will occur: (i) the Ulysses LLCs will sell and contribute 100% of the equity interests in Ulysses Holdings to NewCo, in exchange for certain shares of voting common stock, par value $0.01 per share, of NewCo (“Shares”) (such contribution being the “Ulysses Holdings Contribution”); (ii) Tenet will sell and contribute 100% of the equity interests in the Tenet Contributed Companies to NewCo, in exchange for certain Shares (such contribution being the “Tenet Contribution”); and (iii) Tenet will purchase certain of the Shares acquired in the Ulysses Holdings Contribution from the Ulysses LLCs in exchange for the Tenet Cash Consideration;

F. The parties intend that any issuance of Shares in exchange for the sale and contribution of property to NewCo contemplated by the Ulysses Holdings Contribution and the Tenet Contribution shall together with all other such issuances represent one overall plan and transaction that shall qualify as a transaction described in section 351 of the Code;

G. As promptly as practicable following the execution and delivery of this Agreement, certain stockholders of Ulysses Holdings will execute and deliver to Ulysses Holdings and Tenet a written consent pursuant to which such holders shall approve and adopt this Agreement and the transactions contemplated hereby in accordance with and as required by the DGCL, substantially in the form attached hereto as Exhibit A;

H. Upon the closing of the transactions contemplated by this Agreement, Tenet will own 50.1% and the Ulysses LLCs will, in the aggregate, own 49.9% of the fully diluted equity interests of NewCo;

I. As a material inducement to Tenet entering into this Agreement, Ulysses has heretofore delivered consents and waivers, in form and substance reasonably satisfactory to Tenet, from the counterparties to certain Ulysses Holdings Contracts evidencing their approval of the transactions contemplated by this Agreement and agreement not to exercise any rights to which they may be entitled as a result hereof; and

J. As a material inducement to Tenet and Ulysses Holdings entering into this Agreement, certain of the parties hereto or their respective Affiliates are entering into that certain Share Purchase Agreement, dated as of the date hereof, with respect to the acquisition of the shares of certain companies owning operating assets of certain acute care hospitals in the United Kingdom.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Acquisition Pipeline” means (i) with respect to Ulysses Holdings, the entities listed on Exhibit B hereto under the heading “Ulysses Holdings Acquisition Pipeline,” and (ii) with respect to the Tenet Contributed Companies, the entities listed on Exhibit B hereto under the heading “Tenet Contributed Business Acquisition Pipeline.”

“Acquisition Pipeline EBITDA” means as of any date (i) with respect to Ulysses Holdings, the sum of the amount of EBITDA, as such amount is estimated and adjusted pursuant to Section 3.2 and Section 3.3 hereof, related to each Person in the Acquisition Pipeline of Ulysses Holdings and based on the specified percentage ownership of such Person, but only if as of such date Ulysses Holdings has closed the acquisition of all or a portion of the specified percentage ownership of such Person, and in an aggregate amount not to exceed $25,000,000, and (ii) with respect to the Tenet Contributed Companies, the sum of the amount of EBITDA, as such amount is estimated and adjusted pursuant to Section 3.2 and Section 3.4 hereof, related to each Person in the Acquisition Pipeline of the Tenet Contributed Business and based on the specified percentage ownership of such Person, but only if as of such date Tenet has closed the acquisition of all or a portion of the specified percentage ownership of such Person and contributed such Person’s business to the Tenet Contributed Companies through the Tenet Reorganization, and in an aggregate amount not to exceed $17,000,000.

“Action” means any claim, charge, complaint, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Adjustment Escrow Amount” means $25,000,000.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that for the avoidance of doubt, (i) (x) Ulysses Managed Facilities, (y) funds or partnerships other than Welsh, Carson, Anderson & Stowe X, L.P. that are managed or advised by the same investment manager as the investment manager of Welsh, Carson, Anderson & Stowe X, L.P. or the portfolio companies held by such funds or partnerships, and (z) the limited partners or members of Welsh, Carson, Anderson & Stowe X, L.P., each shall not be deemed to be Affiliates of Ulysses Holdings or its Affiliates, and (ii) Tenet Managed Facilities and stockholders of Tenet shall not be deemed to be Affiliates of Tenet or its Affiliates.

“Ancillary Agreements” means the Escrow Agreement, the NewCo Stockholders Agreement, the Tenet Intercompany Note (as defined in the NewCo Stockholders Agreement) and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Cash” means, with respect to a specified Person, the aggregate amount of all cash and cash equivalents of such Person and its consolidated Subsidiaries as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date, as determined in accordance with GAAP, including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less (i) the amounts of any issued but uncleared checks, drafts and wires issued prior to such time, (ii) any restricted balances (including any cash, cash equivalents and/or marketable securities required to be maintained as reserves or otherwise in connection with Ulysses Holdings’ captive insurance subsidiary), (iii) cash and cash equivalents held on behalf of third parties, and (iv) any amounts held in escrow.

“Closing Cash Consideration” means the amount equal to (a) the Estimated Tenet Cash Consideration, plus (b) the Ulysses Working Capital Overage, if any, minus (c) the Ulysses Working Capital Underage, if any, minus (d) the Adjustment Escrow Amount, minus (e) the Ulysses Estimated Transaction Expenses, minus (f) the Tenet Working Capital Overage, if any, plus (g) the Tenet Working Capital Underage, if any, plus (h) the Tenet Estimated Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“DGCL” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with Tenet or any of its Subsidiaries or Ulysses Holdings or any of its Subsidiaries, as applicable, and that, together with Tenet or any of its Subsidiaries or Ulysses

Holdings or any of its Subsidiaries, as applicable, is (x) treated as a single employer within the meaning of section 414(b), (c), (m) or (o) of the Code or section 4001(b)(1) of ERISA or (y) a member of the same “controlled group” pursuant to section 4001(a)(14) of ERISA.

“Escrow Agent” means J.P. Morgan Chase Bank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by Tenet, NewCo, Ulysses Holdings, the Ulysses LLCs and the Escrow Agent, substantially in the form of Exhibit C.

“Facility Ownership Adjustment” means an amount, which may be positive or negative, that shall be a mathematical calculation to adjust the Tenet Contributed Pro Forma EBITDA and/or Ulysses Holdings Pro Forma EBITDA, respectively, in each case, calculated on a facility-by-facility basis to reflect any proportionate change in the ownership (not taking into account any control premium or discount) of any facility in the Tenet Contributed Business or owned by Ulysses Holdings between (x) in the case of any such facility of which a percentage was owned by Ulysses Holdings or as part of the Tenet Contributed Business as of December 31, 2014, December 31, 2014 and the Closing Date, and (y) in the case of any such facility of which a percentage was not owned by Ulysses Holdings or as part of the Tenet Contributed Business as of December 31, 2014, the date of this Agreement and the Closing Date.

“Financing Sources” means the entities that have committed to provide, subject to certain conditions, or have otherwise entered into agreements in connection with, the Financing or other financing arrangements in connection with the transactions contemplated hereby, including any administrative agent, collateral agent, syndication agent, documentation agent, bookrunner, or arranger.

“GAAP” means United States generally accepted accounting principles and practices, consistently applied.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Indebtedness” means, with respect to a specified Person and its consolidated Subsidiaries, as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date and without duplication, in each case excluding any intercompany balances (which intercompany balances include, for the avoidance of doubt, amounts due to affiliates), (a) indebtedness for borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, and all accrued interest thereon, (b) all obligations and liabilities under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, in each case to the extent drawn, (c) all indebtedness under derivatives, swap or exchange agreements, together with all prepayment premiums, penalties and accrued interest thereon, and in each such case all breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any of the foregoing, (d) all indebtedness or liabilities secured by any security interest, (e) all obligations and liabilities under securitization or receivables factoring arrangements or transactions, (f) all obligations and liabilities under leases required to be capitalized in accordance with GAAP, including any breakage costs, penalties or fees or other similar amounts payable in connection with any capitalized leases to the extent due and payable at Closing, (g) all obligations and liabilities for the deferred purchase price of property or services, whether contingent or absolute, and including, without limitation, any conditional sale, title retention agreement, earnouts or transaction, retention or similar bonuses payable in connection therewith, but not including ordinary trade payables to the extent included in the calculation of Net Working Capital, (h) all amounts of “unfunded benefit liabilities” within the meaning of section 4001(a)(18) of ERISA and the present value of all accrued deferred compensation amounts (valued using the assumptions in effect for purposes of section 4001(a)(18) of ERISA for nonaccount balance plans and the account balance as of the Closing Date for account balance plans), and (i) all obligations and liabilities under any guarantees of any of the obligations described in clauses (a) through (i) above of any other Person and any “keepwell” or other agreement to maintain any financial statement condition of any other Person and obligations under any letter of credit arrangement (whether or not drawn), or any arrangement having the economic effect of any of the foregoing.

“Intellectual Property” means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, and applications to register any of the foregoing; (ii) patents and patent applications; (iii) copyrights (whether registered or unregistered) and applications for registration; and (iv) confidential and proprietary information, including trade secrets and know-how.

“knowledge” means, when used in reference to Ulysses Holdings, the actual knowledge after reasonable inquiry of those individuals listed in Schedule 1.1(b) of the Ulysses Disclosure Schedules and when used in reference to Tenet, the actual knowledge after reasonable inquiry of those individuals listed in Schedule 1.1(b) of the Tenet Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Marketing Period” means, unless otherwise agreed to by Tenet and Ulysses Holdings in writing, the first period of 20 consecutive Business Days after the date of this Agreement throughout which (i) Tenet shall have the Required Information; (ii) during the last 5 Business Days of which the condition set forth in Section 8.1(b) shall be satisfied or waived; and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.1(a),Section 8.3(a), Section 8.3(b) (except as would not adversely impact the Financing), Section 8.3(c) or Section 8.3(h) to fail to be satisfied (unless waived) assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided, that if the financial statements included in the Required Information that is available to Tenet on the first day of any such 20 consecutive Business Day period would not be sufficiently current on any day during such 20 consecutive Business Day period to permit (x) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20 consecutive Business Day period and (y) the Ulysses Public Filer’s auditors to issue customary “comfort” letters (in accordance with its normal practices and procedures) on the last day of the 20 consecutive Business Day period, then a new 20 consecutive Business Day period shall commence upon Tenet receiving updated Required Information that would be sufficiently current to permit the actions described in clauses (x) and (y) above on the last day of such 20 consecutive Business Day period; provided further, that the Marketing Period shall be deemed not to have commenced if, (1) prior to the completion of such 20 consecutive Business Day period, the Ulysses Public Filer’s auditors shall have withdrawn their audit opinion with respect to any of the financial statements contained in the Required Information in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect the applicable Required Information by Ulysses Public Filer’s auditors or (2) Ulysses Holdings shall have publicly announced any intention to restate any material historical financial information included in the Required Information or that Ulysses Holdings is aware of an error or omission in the Required Information that could reasonably be expected to require Ulysses Holdings to restate any historic financial statements included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed or Ulysses Holdings has determined that no restatement shall be required under GAAP; provided further, that if Ulysses Holdings shall in good faith reasonably believe it has provided the Required Information, it will deliver to Tenet a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice (or, if earlier, on the date specified in such notice as the date of delivery of the Required Information) unless Tenet believes in good faith that Ulysses Holdings has not completed the delivery of the Required Information and, within 5 Business Days after the delivery of such notice by Ulysses Holdings, delivers a written notice to Ulysses Holdings to that effect (stating with specificity which portions of the Required Information Ulysses Holdings has not delivered) (provided, that it is understood that the delivery of such written notice from Tenet to Ulysses Holdings will not prejudice the Ulysses Holding’s right to assert that the Required Information has in fact been delivered), none of the dates from and including August 17, 2015 through August 28, 2015 shall be treated as a Business Day for purposes of the Marketing Period and the Marketing Period must be completed on or prior to December 18, 2015.

“Net Working Capital” means, with respect to a specified Person and its consolidated Subsidiaries, without duplication, an amount (which may be positive or negative) equal to (i) consolidated current assets minus (ii) consolidated current liabilities, in each case in a manner consistent with past practices and in accordance with Schedule 1.1(c) of the Tenet Disclosure Schedules (with respect to Tenet Net Working Capital) and Schedule 1.1(c) of the Ulysses Disclosure Schedules (with respect to the Ulysses Holdings Net Working Capital). To the extent included in current assets and current liabilities, Net Working Capital shall exclude all amounts defined as Cash and Indebtedness and shall be calculated without duplication of Transaction Expenses which remain unpaid as of the Closing.

“NewCo Stockholders Agreement” means the stockholders agreement, to be entered into at the Closing, among NewCo and the holders of Shares signatory thereto, substantially in the form of Exhibit D.

“Order” means any order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate and (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Required Information” means, as of any date, (i) such historical financial statements, historical financial data and other pertinent information regarding Aspen Healthcare Holdings Limited, Ulysses Holdings and their respective Subsidiaries of the type and form customarily included in offering documents used to syndicate credit facilities of the type to be included in the Financing or in offering documents used in private placements of high yield debt securities under Rule 144A under the Securities Act (excluding (i) information required by Regulation S-X Rule 3-09, Rule 3-10 and Rule 3-16 and Item 301, Item 302, Item 307, Item 308, Item 402 and Item 601 of Regulation S-K, (ii) any description of the terms of such credit facilities or debt securities and (iii) other customary exceptions) which, in the case of annual financial statements, shall have been audited by Ulysses Public Filer’s auditors in accordance with applicable accounting standards and (ii) such other information and data as are otherwise reasonably necessary in order to receive customary “comfort” letters Ulysses Public Filer’s auditors with respect to the financial statements and data referred to in clause (i) of this definition (including “negative assurance” comfort) from the Ulysses Public Filer’s auditors on any date during the relevant period; provided that the Required Information shall not include any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (including any assumptions relating thereto) or any other information concerning the assumptions underlying any post-Closing or pro forma adjustments to be made in any pro forma or summary financial data, all of which shall be prepared by Tenet.

“Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any party, any Person (i) of which such party or any other Subsidiary of such party is a general partner, (ii) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is held directly or indirectly by such party or (iii) of which more than 50% of the equity interests (or economic equivalent) of such Person are, directly or indirectly, owned or controlled by such party.

“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tenet Cash Consideration” means the amount equal to: (a) the product obtained when 0.501 is multiplied by the sum of (i) the Ulysses Holdings Notional Equity Value and (ii) the Tenet Contributed Companies Notional Equity Value, minus (b) the Tenet Contributed Companies Notional Equity Value.

“Tenet Contributed Business” means the ambulatory surgery center and imaging center businesses directly or indirectly owned by Tenet, including those equity interests and assets set forth on Schedule 1.1(a) of the Tenet Disclosure Schedules.

“Tenet Contributed Companies Notional Equity Value” means (a) the product of (i) the sum of the Tenet Contributed Pro Forma EBITDA, plus the Tenet Estimated Acquisition Pipeline EBITDA, plus or minus the Tenet Estimated Facility Ownership Adjustment, multiplied by (ii) 11.0, minus (b) the Tenet Estimated Indebtedness, plus (c) the Tenet Estimated Cash.

“Tenet Contributed Pro Forma EBITDA” means an amount set forth in Schedule 1.1(d) of the Tenet Disclosure Schedules.

“Tenet Leased Real Property” means all real property leased, subleased or licensed to the Tenet Contributed Business or which the Tenet Contributed Business otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Tenet Managed Facility” means each Person with which a Tenet Contributed Company or the Tenet Contributed Business has entered into a management services or similar agreement to provide facility management and related services.

“Tenet Material Adverse Effect” means any change, circumstance, occurrence or development that, individually or in the aggregate, has a material adverse effect on (A) the financial condition, businesses or results of operations of the Tenet Contributed Business, taken as a whole, excluding any change, state of facts, circumstance, event or effect to the extent caused by or resulting from (i) the announcement or pendency of this Agreement and the transactions contemplated hereby, (ii) changes in economic, market, business, regulatory or political conditions (including acts of terrorism, sabotage, war, the commencement, continuation or escalation of armed hostilities or other material national or international calamity) generally or global financial markets, (iii) changes, circumstances or events generally affecting the industries in which the Tenet Contributed Business operates, (iv) changes in GAAP or any guidance relating thereto or interpretation thereof following the date hereof, or (v) the mere failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, except in the case of the foregoing clauses (ii), (iii) and (iv) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on the Tenet Contributed Business relative to other companies operating in industries in which the Tenet Contributed Business operates, and except in the case of the foregoing clause (v) to the extent that any of those changes, state of facts, circumstances, events or effects that caused such failure to meet internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, would itself constitute a Tenet Material Adverse Effect, and/or (B) the ability of Tenet to perform its obligations under this Agreement.

“Tenet Owned Real Property” means all real property owned by the Tenet Contributed Business, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Tenet Real Property” The Tenet Leased Real Property and the Tenet Owned Real Property.

“Tenet Target Net Working Capital” means $22,572,472, plus or minus such amount of Net Working Capital as may be agreed between Tenet and the Ulysses LLCs with respect to Persons in the Acquisition Pipeline of the Tenet Contributed Companies of which percentage interests are acquired as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date; provided, that if Tenet and the Ulysses LLCs are not able to agree on such additional or reduced Net Working Capital amount with respect to any such Person in the Acquisition Pipeline of the Tenet Contributed Company at least thirty (30) days prior to the Closing Date, Tenet and the Ulysses LLCs shall submit any such dispute to the Independent Accounting Firm for resolution consistent with the dispute resolution mechanisms contemplated by Section 3.3(c), mutatis mutandis, but on an expedited basis in order to permit the Independent Accounting Firm to resolve any such dispute within five (5) Business Days prior to the Closing Date.

“Tenet Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Tenet Estimated Net Working Capital exceeds the Tenet Target Net Working Capital.

“Tenet Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Tenet Target Net Working Capital exceeds the Tenet Estimated Net Working Capital.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, Ulysses Holdings or any of its Subsidiaries or Tenet or any of its Subsidiaries, as applicable, or any Person that Ulysses Holdings or Tenet, as applicable, pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties in connection with the transactions contemplated hereby; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby, in each case except to the extent any such fees or expenses constitute Indebtedness; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; (v) any severance, retention, change-in-control or similar payments or benefits that become owed or payable to any Person as a result of the execution of this Agreement or the Ancillary Agreements or as a result of the consummation of the transactions contemplated hereby or thereby; (vi) all premiums, penalties, redemption costs, breakage costs and other costs, fees and expenses payable in connection therewith; and (vii) unpaid management fees.

“Ulysses Common Stock” means the common stock, par value $.01 per share, of Ulysses Holdings.

“Ulysses Financial Statements” has the meaning specified in Section 4.5.

“Ulysses Holdings Notional Equity Value” means (a) the product of (i) the sum of the Ulysses Holdings Pro Forma EBITDA, plus the Ulysses Estimated Acquisition Pipeline EBITDA, plus or minus the Ulysses Estimated Facility Ownership Adjustment, multiplied by (ii) 12.5, minus (b) the Ulysses Estimated Indebtedness plus (c) the Ulysses Estimated Cash.

“Ulysses Holdings Pro Forma EBITDA” means an amount set forth in Schedule 1.1(d) of the Ulysses Disclosure Schedules.

“Ulysses Leased Real Property” means all real property leased, subleased or licensed to Ulysses Holdings or any of its Subsidiaries or which Ulysses Holdings or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Ulysses Managed Facility” means each Person with which Ulysses Holdings or a Subsidiary of Ulysses Holdings has entered into a management services or similar agreement to provide facility management and related services.

“Ulysses Material Adverse Effect” means any change, circumstance, occurrence or development that, individually or in the aggregate, has a material adverse effect on (A) the financial condition, businesses or results of operations of Ulysses Holdings and its Subsidiaries, taken as a whole, excluding any change, state of facts, circumstance, event or effect to the extent caused by or resulting from (i) the announcement or pendency of this Agreement and the transactions contemplated hereby, (ii) changes in economic, market, business, regulatory or political conditions (including acts of terrorism, sabotage, war, the commencement, continuation or escalation of armed hostilities or other material national or international calamity) generally or global financial markets, (iii) changes, circumstances or events generally affecting the industries in which Ulysses Holdings operates, (iv) changes in GAAP or any guidance relating thereto or interpretation thereof following the date hereof, or (v) the mere failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, except in the case of the foregoing clauses (ii), (iii) and (iv) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on Ulysses Holdings relative to other companies operating in industries in which Ulysses Holdings operates, and except in the case of the foregoing clause (v) to the extent that any of those changes, state of facts, circumstances, events or effects that caused such failure to meet internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, would itself constitute a Ulysses Material Adverse Effect, and/or (B) the ability of Ulysses Holdings to perform its obligations under this Agreement.

“Ulysses Owned Real Property” means all real property owned by Ulysses Holdings or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Ulysses Real Property” means, together, the Ulysses Leased Real Property and the Ulysses Owned Real Property.

“Ulysses Senior Notes” means the 9% Senior Notes due 2020 issued by USPI Finance Corp. pursuant to the Ulysses Senior Notes Indenture.

“Ulysses Senior Notes Indenture” means the Indenture, dated as of April 3, 2012 by and between USPI Finance Corp. and U.S. Bank National Association.

“Ulysses Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Ulysses Common Stock as of the date hereof approving and adopting this Agreement and the transactions contemplated hereby (including the Ulysses Reorganization).

“Ulysses Target Net Working Capital” means ($176,081,011), plus or minus such amount of Net Working Capital as may be agreed between Tenet and the Ulysses LLCs with respect to Persons in the Acquisition Pipeline of Ulysses Holdings of which percentage interests are acquired as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date; provided that if Tenet and the Ulysses LLCs are not able to agree on such additional or reduced Net Working Capital amount with respect to any such Person in the Acquisition Pipeline of Ulysses Holdings at least thirty (30) days prior to the Closing Date, Tenet and the Ulysses LLCs shall submit any such dispute to the Independent Accounting Firm for resolution consistent with the dispute resolution mechanisms contemplated by Section 3.3(c), mutatis mutandis, but on an expedited basis in order to permit the Independent Accounting Firm to resolve any such dispute within five (5) Business Days prior to the Closing Date.

“Ulysses Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Ulysses Estimated Net Working Capital exceeds the Ulysses Target Net Working Capital.

“Ulysses Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Ulysses Target Net Working Capital exceeds the Ulysses Estimated Net Working Capital.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Additional Acquisitions	3.6
Agreement	Preamble
Antitrust Authority	7.8(a)
CERCLA	4.15(c)(iii)
Closing	2.4(a)
Closing Date	2.4(a)
Closing Transactions	2.3
CMS	4.7(b)
Confidentiality Agreement	7.7
Definitive Financing Agreements	7.14(b)
Effective Time	2.4(a)
Environmental Laws	4.15(c)(i)
Environmental Permits	4.15(c)(ii)
ERISA	4.9(a)
Estimated Tenet Cash Consideration	3.2(a)
Financing	7.14(a)
Hazardous Substances	4.15(c)(iii)
HSR Act	4.3(b)
Independent Accounting Firm	3.3(c)
IRS	4.9(a)
Multiemployer Plan	4.9(e)
Net Adjustment Amount	3.5(b)
NewCo	Preamble
Notice of Disagreement	3.3(b)
Payoff Letters	3.1(a)(i)
Payout Spreadsheet	3.2(c)
PBGC	4.9(b)(ii)
Permits	4.7(b)
Release	4.15(c)(iv)
Remediation	4.15(c)(v)
Shares	Recitals

Definition	Location

Tenet	Preamble
Tenet Acquisition Proposal	7.5(c)
Tenet Balance Sheet	5.5(b)
Tenet Closing Acquisition Pipeline EBITDA	3.4(a)
Tenet Closing Cash	3.4(a)
Tenet Closing Indebtedness	3.4(a)
Tenet Closing Net Working Capital	3.4(a)
Tenet Closing Transaction Expenses	3.4(a)
Tenet Contributed Company	Recitals
Tenet Contribution	Recitals
Tenet Disclosure Schedules	Article V
Tenet Estimated Acquisition Pipeline EBITDA	3.2(a)
Tenet Estimated Cash	3.2(a)
Tenet Estimated Facility Ownership Adjustment	3.2(a)
Tenet Estimated Indebtedness	3.2(a)
Tenet Estimated Net Working Capital	3.2(a)
Tenet Estimated Transaction Expenses	3.2(a)
Tenet Facility Ownership Adjustment	3.4(a)
Tenet Final Closing Statement	3.4(a)
Tenet Financial Statements	5.5(a)
Tenet Interim Financial Statements	5.5(a)
Tenet Management Contracts	5.16(b)
Tenet Material Contracts	5.16(a)
Tenet Plans	5.9(a)
Tenet Preliminary Closing Balance Sheet	3.2(a)
Tenet Preliminary Closing Statement	3.2(a)
Tenet Reorganization	Recitals
Termination Date	9.1(d)
Ulysses Acquisition Proposal	7.5(a)
Ulysses Balance Sheet	4.5(b)
Ulysses Closing Acquisition Pipeline EBITDA	3.3(a)
Ulysses Closing Cash	3.3(a)
Ulysses Closing Indebtedness	3.3(a)
Ulysses Closing Net Working Capital	3.3(a)
Ulysses Closing Transaction Expenses	3.3(a)
Ulysses Disclosure Schedules	Article IV
Ulysses Estimated Cash	3.2(b)
Ulysses Estimated Facility Ownership Adjustment	3.2(b)
Ulysses Estimated Indebtedness	3.2(b)
Ulysses Estimated Net Working Capital	3.2(b)
Ulysses Estimated Transaction Expenses	3.2(b)
Ulysses Facility Ownership Adjustment	3.3(a)
Ulysses Final Closing Statement	3.3(a)
Ulysses Financial Statements	4.5(a)
Ulysses Holding I	Preamble

Definition	Location

Ulysses Holding II	Preamble
Ulysses Holdings	Preamble
Ulysses Holdings Contribution	Recitals
Ulysses Interim Financial Statements	4.5(a)
Ulysses LLCs	Preamble
Ulysses Management Contracts	4.16(b)
Ulysses Material Contracts	4.16(a)
Ulysses Pipeline Acquisition EBITDA	3.2(b)
Ulysses Plans	4.9(a)
Ulysses Preliminary Closing Balance Sheet	3.2(b)
Ulysses Preliminary Closing Statement	3.2(b)
Ulysses Public Filer	4.5(a)
Ulysses Reorganization	Recitals
Ulysses SEC Documents	4.21(a)
Ulysses Stockholder Consent	7.10

ARTICLE II

THE PRE-CLOSING AND CLOSING TRANSACTIONS

Section 2.1 Ulysses Reorganization. Prior to the Closing, Ulysses Holdings and the Ulysses LLCs shall cause the Ulysses Reorganization to be consummated. The parties acknowledge and agree that no action or inaction taken in connection with the Ulysses Reorganization shall constitute a breach of any of the provisions of this Agreement; provided, that the foregoing shall not alter or limit the obligation of the Ulysses LLCs to consummate the Ulysses Holdings Contribution as part of the Closing Transactions. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, Ulysses Holdings shall take, and shall cause each of Ulysses LLCs to take, all requisite action to cause the consummation of the Ulysses Reorganization prior to the Effective Time. The parties intend that the transactions contemplated by the Ulysses Reorganization shall be treated for United States federal income tax purposes as two transactions, both of which are described in section 721(a) of the Code, one of which is the deemed contributions by certain stockholders of Ulysses Holdings of their Ulysses Common Stock to Ulysses Holding I in exchange for interests in Ulysses Holding I, and the other of which is the deemed contribution by certain other stockholders of Ulysses Holdings of their Ulysses Common Stock to Ulysses Holding II in exchange for interests in Ulysses Holding II. The parties further intend that the contribution in turn by Ulysses Holding I and Ulysses Holding II of their Ulysses Common Stock to NewCo in exchange for Shares is part of one overall plan and transaction that shall qualify as a transaction described in section 351 of the Code.

Section 2.2 Tenet Reorganization. Prior to the Closing, Tenet shall cause the Tenet Reorganization to be consummated, including those transactions set forth in Schedule 2.2 of the Tenet Disclosure Schedules. The parties acknowledge and agree that no action or inaction taken in connection with the Tenet Reorganization shall constitute a breach of any of the provisions of this Agreement; provided, that the foregoing shall not alter or limit Tenet’s obligation to consummate the Tenet Contribution as part of the Closing Transactions. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, Tenet shall take all requisite action to cause the consummation of the Tenet Reorganization prior to the Effective Time. The parties intend that the transactions contemplated by the Tenet Reorganization shall together with the Closing Transactions represent one overall plan and transaction that shall qualify as a transaction described in section 351 of the Code as described in Revenue Ruling 2003-51.

Section 2.3 Closing Transactions. At the Closing, following the Ulysses Reorganization and the Tenet Reorganization, and subject to the conditions set forth in Article VIII, the following transactions shall occur (the “Closing Transactions”):

(a) Ulysses Holdings Contribution. Upon the terms and subject to the conditions of this Agreement, at the Closing (and concurrently with the Tenet Contribution) the Ulysses Holdings Contribution shall occur, and accordingly (i) each of the Ulysses LLCs shall collectively transfer, sell, assign and convey to NewCo 100% of the outstanding equity interests of Ulysses Holdings, in each case, free and clear of all Encumbrances, other than restrictions under applicable securities Laws, and (ii) NewCo shall accept such equity interests of Ulysses Holdings, and shall sell, issue and deliver to the Ulysses LLCs a number of Shares equal to a fraction of the aggregate number of Shares that will be issued and outstanding immediately following the Closing, which fraction shall be calculated by dividing (x) the Ulysses Holdings Notional Equity Value by (y) the sum of the Ulysses Holdings Notional Equity Value plus the Tenet Contributed Companies Notional Equity Value, free and clear of all Encumbrances (other than restrictions imposed under the NewCo Stockholders Agreement and applicable securities Laws).

(b) Tenet Contribution. Upon the terms and subject to the conditions of this Agreement, at the Closing (and concurrently with the Ulysses Holdings Contribution) the Tenet Contribution shall occur, and accordingly (i) Tenet shall transfer, sell, assign and convey to NewCo all of the outstanding equity interests in the Tenet Contributed Companies owned by Tenet and its Subsidiaries, in each case, free and clear of all Encumbrances, other than applicable restrictions under applicable securities Laws, and (ii) NewCo shall accept such equity interests of each of the Tenet Contributed Companies, and shall sell, issue and deliver to Tenet a number of Shares equal to a fraction of the aggregate number of Shares that will be issued and outstanding immediately following the Closing, which fraction shall be calculated by dividing (x) the Tenet Contributed Companies Notional Equity Value by (y) the sum of the Ulysses Holdings Notional Equity Value plus the Tenet Contributed Companies Notional Equity Value, free and clear of all Encumbrances (other than restrictions imposed under the NewCo Stockholders Agreement and applicable securities laws).

(c) NewCo Share Transfer. Upon the terms and subject to the conditions of this Agreement, at the Closing: (i) the Ulysses LLCs shall collectively transfer, sell, assign and convey to Tenet a number of the Shares acquired as part of the Ulysses Holdings Contribution (after giving effect to the Ulysses Holdings Contribution and the Tenet Contribution at Closing) free and clear of all Encumbrances (other than restrictions imposed under the NewCo Stockholders Agreement and applicable securities Laws) such that immediately following such transfer, Tenet will own 50.1% of the fully diluted equity interests of NewCo; and (ii) Tenet shall accept such Shares, and shall cause the payments contemplated by Section 3.1 to be made.

Section 2.4 Closing; Effective Time.

(a) The closing of the Closing Transactions (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 a.m., New York City time, on the later of (i) the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) and (ii) the earlier of (A) a date during the Marketing Period to be specified by Tenet on no fewer than two Business Days’ notice to Ulysses Holdings (it being understood that such date may be conditioned upon the simultaneous completion of the Financing) and (B) the first Business Day following the final day of the Marketing Period, or at such other place or at such other time or on such other date as the parties mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.” The date and time when the Closing Transactions shall become effective is herein referred to as the “Effective Time.”

(b) Upon consummation of the Closing Transactions, immediately following the Effective Time: (i) NewCo shall own 100% of the fully diluted equity interests of Ulysses Holdings and each of the Tenet Contributed Companies; (ii) Tenet shall own 50.1% of the fully diluted equity interests of NewCo; and (iii) the Ulysses LLCs shall collectively own 49.9% of the fully diluted equity interests of NewCo.

ARTICLE III

CLOSING PAYMENTS AND ADJUSTMENTS

Section 3.1 Closing Payments.

(a) In connection with the Closing, and at the Effective Time, Tenet shall pay or deposit, or cause to be paid or deposited:

(i) with the Escrow Agent for deposit into the Adjustment Escrow Fund, the Adjustment Escrow Amount;

(ii) on behalf of Ulysses Holdings, subject to receipt of payoff letters in form and substance reasonably satisfactory to Tenet (the “Payoff Letters”), the amount payable to each counterparty or holder of Indebtedness for borrowed money listed on Schedule 3.1 of the Ulysses Disclosure Schedules, with respect to Ulysses Holdings, and as set forth in the Ulysses Preliminary Closing Balance Sheet in order to fully discharge such Indebtedness of Ulysses Holdings and any of its Subsidiaries and terminate all applicable obligations and liabilities of Ulysses Holdings and any of its Subsidiaries related thereto;

(iii) on behalf of Ulysses Holdings and the Ulysses LLCs, subject to receipt of customary invoices, the amounts payable to each Person who is owed a portion of the Ulysses Estimated Transaction Expenses, as specified in the Ulysses Preliminary Closing Balance Sheet; and

(iv) to the Ulysses LLCs, as set forth in the Payout Spreadsheet, the Closing Cash Consideration.

(b) All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

Section 3.2 Estimated Closing Adjustment.

(a) At least three Business Days prior to the Closing Date, Tenet shall prepare, or cause to be prepared, and deliver to Ulysses Holdings and NewCo a written statement (the “Tenet Preliminary Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Tenet Contributed Companies and their Subsidiaries, as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date (the “Tenet Preliminary Closing Balance Sheet”), (ii) the amount of the Acquisition Pipeline EBITDA of the Tenet Contributed Companies based upon the acquisitions of percentage interests of Persons in the Acquisition Pipeline of the Tenet Contributed Companies (not taking into account any control premium or discount) that have been, and a good faith estimate of such acquisitions that are expected to be, closed as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date (the “Tenet Estimated Acquisition Pipeline EBITDA”), (iii) the Facility Ownership Adjustment for the Tenet Contributed Business (the “Tenet Estimated Facility Ownership Adjustment”), (iv) a good-faith estimate of (A) Net Working Capital of the Tenet Contributed Companies and their consolidated Subsidiaries (the “Tenet Estimated Net Working Capital”), (B) Indebtedness of the Tenet Contributed Companies and their consolidated Subsidiaries (the “Tenet Estimated Indebtedness”), (C) Cash of the Tenet Contributed Companies and their consolidated Subsidiaries (the “Tenet Estimated Cash”) and (D) Transaction Expenses that remain unpaid obligations of the Tenet Contributed Companies and their Subsidiaries as of the Closing (the “Tenet Estimated Transaction Expenses”) (with each of Tenet Estimated Net Working Capital, Tenet Estimated Cash, Tenet Estimated Indebtedness and Tenet Estimated Transaction Expenses determined as of the Closing Date and, except for the Tenet Estimated Transaction Expenses, without giving effect to the transactions contemplated herein), and (v) on the basis of the foregoing (and Ulysses Preliminary Closing Statement delivered pursuant to Section 3.2(b)), a calculation of the Tenet Cash Consideration (the “Estimated Tenet Cash Consideration”) and the Closing Cash Consideration. The Tenet Preliminary Closing Balance Sheet, Tenet Estimated Net Working Capital, Tenet Estimated Indebtedness, Tenet Estimated Cash and Tenet Estimated Transaction Expenses shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Tenet Financial Statements (provided, in the event of a conflict between GAAP and consistent application thereof, GAAP shall prevail). Ulysses Holdings shall have a reasonable opportunity to review and discuss the Tenet Preliminary Closing Balance Sheet with Tenet and review the underlying books and records of Tenet related thereto. If Ulysses Holdings objects to the Tenet Preliminary Closing Balance Sheet or the calculation of Tenet Estimated Acquisition Pipeline EBITDA, Tenet Estimated Facility Ownership Adjustment, Tenet Estimated Net Working Capital, Tenet Estimated Cash, Tenet Estimated Indebtedness or Tenet Estimated Transaction Expenses, Tenet and Ulysses Holdings shall in good faith attempt to resolve such objection and reach agreement with respect thereto; provided, however, that if Tenet and Ulysses Holdings are unable to resolve any such objection prior to Closing, then the Tenet Estimated Acquisition Pipeline EBITDA, Tenet Estimated Facility Ownership Adjustment, Tenet Estimated Net Working Capital, Tenet Estimated Cash, Tenet Estimated Indebtedness and Tenet Estimated Transaction Expenses delivered by Tenet shall constitute the

“Tenet Estimated Acquisition Pipeline EBITDA,” “Tenet Estimated Facility Ownership Adjustment,” “Tenet Estimated Net Working Capital,” “Tenet Estimated Cash,” “Tenet Estimated Indebtedness” and “Tenet Estimated Transaction Expenses” for all purposes hereunder.

(b) At least six Business Days prior to the Closing Date, Ulysses Holdings shall prepare, or cause to be prepared, and deliver to Tenet and NewCo a written statement (the “Ulysses Preliminary Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of Ulysses Holdings and its Subsidiaries, as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date (the “Ulysses Preliminary Closing Balance Sheet”), (ii) the amount of the Acquisition Pipeline EBITDA of Ulysses Holdings based upon the acquisitions of percentage interests of Persons in the Acquisition Pipeline of Ulysses Holdings (not taking into account any control premium or discount) that have been, and a good faith estimate of such acquisitions that are expected to be, closed as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date (the “Ulysses Estimated Acquisition Pipeline EBITDA”), (iii) the Facility Ownership Adjustment for Ulysses Holdings (the “Ulysses Estimated Facility Ownership Adjustment”), and (iv) a good-faith estimate of (A) Net Working Capital of Ulysses Holdings and its consolidated Subsidiaries (the “Ulysses Estimated Net Working Capital”), (B) Indebtedness of Ulysses Holdings and its consolidated Subsidiaries (the “Ulysses Estimated Indebtedness”), (C) Cash of Ulysses Holdings and its consolidated Subsidiaries (the “Ulysses Estimated Cash”) and (D) Transaction Expenses that remain unpaid obligations of Ulysses Holdings or any of its Subsidiaries as of Closing (the “Ulysses Estimated Transaction Expenses”) (with each of Ulysses Estimated Net Working Capital, Ulysses Estimated Cash, Ulysses Estimated Indebtedness and Ulysses Estimated Transaction Expenses determined as of the Closing Date and, except for the Ulysses Estimated Transaction Expenses, without giving effect to the transactions contemplated herein). The Ulysses Preliminary Closing Balance Sheet, Ulysses Estimated Net Working Capital, Ulysses Estimated Indebtedness, Ulysses Estimated Cash and Ulysses Estimated Transaction Expenses shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Ulysses Financial Statements (provided, in the event of a conflict between GAAP and consistent application thereof, GAAP shall prevail). Tenet shall have a reasonable opportunity to review and discuss the Ulysses Preliminary Closing Balance Sheet with Ulysses Holdings and review the underlying books and records of Ulysses Holdings related thereto. If Tenet objects to the Ulysses Preliminary Closing Balance Sheet or the calculation of Ulysses Estimated Acquisition Pipeline EBITDA, Ulysses Estimated Facility Ownership Adjustment, Ulysses Estimated Net Working Capital, Ulysses Estimated Cash, Ulysses Estimated Indebtedness or Ulysses Estimated Transaction Expenses, Ulysses Holdings and Tenet shall in good faith attempt to resolve such objection and reach agreement with respect thereto; provided, however, that if Ulysses Holdings and Tenet are unable to resolve any such objection prior to Closing, then the Ulysses Estimated Acquisition Pipeline EBITDA, Ulysses Estimated Facility Ownership Adjustment, Ulysses Estimated Net Working Capital, Ulysses Estimated Cash, Ulysses Estimated Indebtedness and Ulysses Estimated Transaction Expenses delivered by Ulysses Holdings shall constitute the “Ulysses Estimated Acquisition Pipeline EBITDA,” “Ulysses Estimated Facility Ownership Adjustment,” “Ulysses Estimated Net Working Capital,” “Ulysses Estimated Cash,” “Ulysses Estimated Indebtedness” and “Ulysses Estimated Transaction Expenses” for all purposes hereunder.

(c) In connection with delivery of the Ulysses Preliminary Closing Statement, not less than one Business Day prior to the Closing, Ulysses Holdings shall deliver to Tenet and NewCo a spreadsheet (the “Payout Spreadsheet”) setting forth the true and complete list as of the Closing of: (i) the consideration to be paid to each Ulysses LLC in connection with the Closing and (ii) each holder’s relative fully diluted percentage in the Adjustment Escrow Amount and the foregoing shall be certified as accurate on behalf of Ulysses Holdings by its Chief Financial Officer. In the event of a conflict between the Payout Spreadsheet and the provisions of this Agreement, the Payout Spreadsheet shall control. Notwithstanding anything to the contrary herein or in Ulysses Holdings’ certificate of incorporation, Tenet and NewCo shall be entitled to rely on the Payout Spreadsheet as conclusive evidence of amounts payable to the Ulysses LLCs pursuant to this Agreement.

Section 3.3 Ulysses Closing Balance Sheet True-Up Adjustment.

(a) As promptly as reasonably practicable, but in no event later than 90 days after the Closing Date, NewCo shall prepare and deliver to Tenet and the Ulysses LLCs a written statement (the “Ulysses Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of Ulysses Holdings and its Subsidiaries, dated as of the Closing Date, and (ii) a calculation of the actual (A) Net Working Capital of Ulysses and its Subsidiaries (the “Ulysses Closing Net Working Capital”), (B) Indebtedness of Ulysses Holdings and its Subsidiaries (the “Ulysses Closing Indebtedness”), (C) Cash of Ulysses Holdings and its Subsidiaries (the “Ulysses Closing Cash”), (D) Transaction Expenses that remain unpaid obligations of Ulysses Holdings and its Subsidiaries as of the Closing (the “Ulysses Closing Transaction Expenses”), (E) amount of the Acquisition Pipeline EBITDA of Ulysses Holdings based upon the acquisitions of percentage interests of Persons in the Acquisition Pipeline of Ulysses Holdings (not taking into account any control premium or discount) that were closed as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date (the “Ulysses Closing Acquisition Pipeline EBITDA”) and (F) the Facility Ownership Adjustment of Ulysses Holdings (the “Ulysses Facility Ownership Adjustment”) (with each of Ulysses Closing Net Working Capital, Ulysses Closing Indebtedness, Ulysses Closing Cash and Ulysses Closing Transaction Expenses determined as of the Closing Date and, except for Ulysses Closing Transaction Expenses, without giving effect to the transactions contemplated herein).

(b) The Ulysses Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Ulysses LLCs and/or Tenet delivers written notice of its disagreement to NewCo (each, a “Notice of Disagreement”) specifying in reasonable detail the nature and amount of any dispute. All items and amounts of the Ulysses Final Closing Statement not specifically referenced in a Notice of Disagreement shall be deemed agreed and such items and amounts shall not be subject to review in accordance with this Section 3.3. Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts reflected on the Ulysses Final Closing Statement not being calculated in accordance with this Agreement.

(c) During the 20 day period following delivery of a Notice of Disagreement, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation as specified therein. Any disputed items resolved in writing between NewCo, the Ulysses LLCs and Tenet within such 20 day period shall be final and binding with respect to such items, and if the Ulysses LLCs and Tenet agree in writing on the resolution of each disputed item specified in any Notice of Disagreement, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Ulysses LLCs and Tenet have not resolved all such differences by the end of such 20 day period, the Ulysses LLCs and Tenet shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Ulysses Closing Net Working Capital, Ulysses Closing Cash, Ulysses Closing Indebtedness, Ulysses Closing Transaction Expenses, Ulysses Closing Acquisition Pipeline EBITDA and/or Ulysses Facility Ownership Adjustment, as applicable, and the Independent Accounting Firm shall make a written determination as to each such disputed item, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall consider only those items and amounts in the Ulysses LLCs’ and Tenet’s respective calculations of Ulysses Closing Net Working Capital, Ulysses Closing Cash, Ulysses Closing Indebtedness, Ulysses Closing Transaction Expenses, Ulysses Closing Acquisition Pipeline EBITDA and/or Ulysses Facility Ownership Adjustment that are identified as being items and amounts to which the Ulysses LLCs and Tenet have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be PricewaterhouseCoopers or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Ulysses LLCs and Tenet. The Ulysses LLCs and Tenet shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof.

(d) The costs of any dispute resolution pursuant to this Section 3.3, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Tenet, on the one hand, and the Ulysses LLCs, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Ulysses Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e) Each party shall be afforded reasonable access, during normal business hours and upon reasonable prior notice, to NewCo’s personnel, properties, books and records and any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 3.3.

Section 3.4 Tenet Closing Balance Sheet True-Up Adjustment.

(a) As promptly as reasonably practicable, but in no event later than 90 days after the Closing Date, NewCo shall prepare and deliver to Tenet and the Ulysses LLCs a written statement (the “Tenet Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Tenet Contributed Business, dated as of the Closing Date, and (ii) a calculation of the actual (A) Net Working Capital of the Tenet Contributed Companies and its Subsidiaries (the “Tenet Closing Net Working Capital”), (B) Indebtedness of the Tenet Contributed Companies and its Subsidiaries (the “Tenet Closing Indebtedness”), (C) Cash of the Tenet Contributed Companies and its Subsidiaries (the “Tenet Closing Cash”), (D) Transaction Expenses that remain unpaid obligations of the Tenet Contributed Companies or any of its Subsidiaries as of Closing (the “Tenet Closing Transaction Expenses”), (E) amount of the Acquisition Pipeline EBITDA of the Tenet Contributed Companies based upon the acquisitions of percentage interests of Persons in the Acquisition Pipeline of the Tenet Contributed Companies (not taking into account any control premium or discount) that were closed as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date (the “Tenet Closing Acquisition Pipeline EBITDA”) and (F) the Facility Ownership Adjustment of the Tenet Contributed Business (the “Tenet Facility Ownership Adjustment”) (with each of Tenet Closing Net Working Capital, Tenet Closing Indebtedness, Tenet Closing Cash and Tenet Closing Transaction Expenses determined as of the Closing Date and, except for Tenet Closing Transaction Expenses, without giving effect to the transactions contemplated herein).

(b) If Tenet or the Ulysses LLCs disagree with the calculation of the Tenet Closing Net Working Capital, Tenet Closing Indebtedness, Tenet Closing Cash, Tenet Closing Transaction Expenses, Tenet Closing Acquisition Pipeline EBITDA and/or Tenet Facility Ownership Adjustment, it shall submit a Notice of Disagreement to NewCo within 30 days of delivery of the Tenet Final Closing Statement and such disagreement shall be resolved in accordance with the procedures set forth in Section 3.3.

Section 3.5 True-Up Payment.

(a) At such time as the Ulysses Final Closing Statement and the Tenet Final Closing Statement (and the respective components thereof) have been finally determined in accordance with Sections 3.3 and 3.4, the parties shall calculate any required adjustments to the Closing Cash Consideration in accordance with this Section 3.5.

(b) For the purposes of this Agreement, “Net Adjustment Amount” means an amount, which may be positive or negative, equal to the difference of (A) the Closing Cash Consideration with the components thereof determined by reference to the final amounts determined in accordance with Sections 3.3 and 3.4 instead of the estimated amounts contemplated in the components thereof, less (B) the Closing Cash Consideration; provided, that if the absolute value of the Net Adjustment Amount is less than $5,000,000, the Net Adjustment Amount shall be deemed to be zero.

(c) If the Net Adjustment Amount is positive, (A) Tenet shall pay such positive amount to the Ulysses LLCs and (B) the Ulysses LLCs and Tenet shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to pay all funds in the Adjustment Escrow Fund to the Ulysses LLCs, in each case pro rata in accordance with their respective fully diluted percentages set forth on the Payout Spreadsheet.

(d) If the Net Adjustment Amount is negative (in which case the Net Adjustment Amount for purposes of this Section 3.5(d) shall be deemed to be equal to the absolute value of such amount), Tenet and the Ulysses LLCs shall deliver written notice to the

Escrow Agent specifying the amount of the Net Adjustment Amount, and the Escrow Agent shall pay to Tenet such amount out of the Adjustment Escrow Fund in accordance with the terms of the Escrow Agreement; provided, that in the event the amount of funds in the Adjustment Escrow Fund is less than such Net Adjustment Amount, any such shortfall shall be paid to Tenet through a one-time reduction in the amount of such shortfall from the first payment of either the “Estimated 9.5x Consideration” (as defined in the NewCo Stockholders Agreement) or “Estimated Premium Consideration” (as defined in the NewCo Stockholders Agreement) to be paid with respect to Shares owned by the Ulysses LLCs in accordance with Section 6.5 of the NewCo Stockholders Agreement, in either case, pro rata in accordance with their respective fully diluted percentages set forth on the Payout Spreadsheet. In the event the amount of funds in the Adjustment Escrow Fund exceeds the Net Adjustment Amount, then the Escrow Agent, after paying any amounts due to Tenet as provided herein, shall pay the remaining funds in the Adjustment Escrow Fund to the Ulysses LLCs pro rata in accordance with their respective fully diluted percentages set forth on the Payout Spreadsheet, and Tenet and the Ulysses LLCs shall deliver written notice to the Escrow Agent instructing the same.

(e) If the Net Adjustment Amount is zero, the Ulysses LLCs and Tenet shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to pay all funds in the Adjustment Escrow Fund to the Ulysses LLCs, in each case pro rata in accordance with their respective fully diluted percentages set forth on the Payout Spreadsheet.

Section 3.6 Acquisition Adjustment. (i) From and after the date hereof through the Closing Date, either Tenet or Ulysses Holdings may propose additional acquisitions of Persons to be sold and contributed to NewCo at Closing (the “Additional Acquisitions”). To the extent Tenet consents to any Ulysses Holdings Additional Acquisition prior to Closing, Tenet and Ulysses Holdings shall mutually agree to an adjustment of the Ulysses Holdings Notional Equity Value (it being agreed that such adjustment shall not take in account any multiple and shall take into consideration the amount of the purchase price of such acquisition and any indebtedness to be incurred in connection therewith), which adjustment shall be reflected in the Ulysses Preliminary Closing Statement and the calculation of the Estimated Tenet Cash Consideration and the Closing Cash Consideration. To the extent Ulysses Holdings consents to any Tenet Additional Acquisition prior to Closing, Tenet and Ulysses Holdings shall mutually agree to an adjustment of the Tenet Contributed Companies Notional Equity Value (it being agreed that such adjustment shall not take in account any multiple and shall take into consideration the amount of the purchase price of such acquisition and any indebtedness to be incurred in connection therewith), which adjustment shall be reflected in the Tenet Preliminary Closing Statement and the calculation of the Estimated Tenet Cash Consideration and the Closing Cash Consideration.

Section 3.7 Withholding Rights. Each of Tenet and NewCo shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable tax Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Tenet or NewCo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF ULYSSES HOLDINGS AND THE ULYSSES LLCS

Except as (x) disclosed in the Ulysses SEC Documents filed with or furnished to the SEC on or prior to the second Business Day preceding the date hereof and on or after January 1, 2013 that are publicly available one Business Day prior to the date hereof on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature) or (y) set forth in the corresponding sections or subsections of the Ulysses Disclosure Schedules attached hereto (collectively, the “Ulysses Disclosure Schedules”; provided, that for the purposes of the representations and warranties of Ulysses Holdings contained herein, disclosure in any section of the Ulysses Disclosure Schedules of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by Ulysses Holdings to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof), Ulysses Holdings hereby represents and warrants to Tenet and NewCo as follows:

Section 4.1 Organization and Qualification.

(a) Each of Ulysses Holdings and its Subsidiaries is (i) an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization as set forth in Schedule 4.1(a) of the Ulysses Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case in (i) and (ii) above for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, has not and would not reasonably be expected to adversely affect Ulysses Holdings and its Subsidiaries, taken as a whole, in any material respect.

(b) Each of the Ulysses LLCs is an entity duly organized, validly existing and in good standing under the laws of Delaware and has full limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as has not and would not reasonably be expected to adversely affect Ulysses Holdings and its Subsidiaries, taken as a whole, in any material respect.

(c) Ulysses Holdings has heretofore made available to Tenet a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to the date of this Agreement, of Ulysses Holdings, its Subsidiaries and the Ulysses LLCs.

Section 4.2 Authority. Ulysses Holdings and each of the Ulysses LLCs each have full corporate or limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to the receipt of the Ulysses Stockholder Approval (which Ulysses Holdings acknowledges is to occur by execution of the Ulysses Stockholder Consent as promptly as practicable following the execution and delivery of this Agreement) and the corporate and limited liability company formalities necessary to consummate the Ulysses Reorganization (which Ulysses Holdings acknowledges are to occur in advance of the Ulysses Reorganization), to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Ulysses Holdings and each of the Ulysses LLCs of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each of Ulysses Holdings and each of the Ulysses LLCs of the transactions contemplated hereby and thereby, (excluding the Ulysses Reorganization, have been duly and validly authorized by the Board of Directors of Ulysses Holdings and the manager of the Ulysses LLCs, respectively, and, in the case of the Ulysses Reorganization, will be duly and validly authorized by the Board of Directors of Ulysses Holdings and the manager of the Ulysses LLCs, respectively, in advance of the Ulysses Reorganization. Except for the Ulysses Stockholder Approval and the corporate and limited liability company proceedings contemplated in connection with the Ulysses Reorganization, no other corporate or limited liability company proceedings on the part of Ulysses Holdings or the Ulysses LLCs are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. The Ulysses Stockholder Consent provides that it will be irrevocable upon delivery. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Ulysses Holdings or the Ulysses LLCs will be a party will have been, duly executed and delivered and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which any of Ulysses Holdings or the Ulysses LLCs will be a party will constitute, the legal, valid and binding obligations of such entity, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 4.3 of the Ulysses Disclosure Schedules, the execution, delivery and performance by each of Ulysses Holdings and the Ulysses LLCs of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, including the Ulysses Reorganization, do not and will not:

(i) violate any provision of the certificate of incorporation or bylaws of Ulysses Holdings or violate any provision of the certificates of formation or operating agreements of the Ulysses LLCs;

(ii) violate any Law applicable to Ulysses Holdings or its Subsidiaries or the Ulysses LLCs, or to the knowledge of Ulysses Holdings, any Ulysses Managed Facility, except as would not reasonably be expected to adversely affect such Person in any material respect;

(iii) conflict with, create a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any lien, security interest, charge or encumbrance upon any property or right of Ulysses Holdings or its Subsidiaries or, to the knowledge of Ulysses Holdings, any Ulysses Managed Facility, pursuant to, any Contract, agreement, license, permit or other instrument to which it is a party or by which it or any of its properties, assets or rights may be bound, affected or benefited; or

(iv) allow the imposition of any fees or penalties or require the offering or making of any payment to a third party on the part of Ulysses Holdings or its Subsidiaries or result in any Encumbrance on any of the assets or properties of Ulysses Holdings, its Subsidiaries or NewCo, except, in the case of clauses (iii) and (iv), for such occurrences which would not, individually or in the aggregate, have a Ulysses Material Adverse Effect.

(b) The execution, delivery and performance by each of Ulysses Holdings and the Ulysses LLCs of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, including the Ulysses Reorganization, do not and will not, require any consent or approval of, registration or filing with, or notice to any Governmental Authority, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) such filings as may be required under the DGCL with respect to the Ulysses Reorganization, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iv) any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially alter or materially delay any of the transactions contemplated by this Agreement or (v) any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Ulysses Material Adverse Effect.

Section 4.4 Capitalization.

(a) Upon consummation of the Ulysses Reorganization, all authorized capital stock of Ulysses Holdings will consist of Ulysses Common Stock, and all issued and outstanding shares of Ulysses Common Stock will be held by the Ulysses LLCs.

(b) As of the date hereof, the authorized capital stock of Ulysses Holdings consists solely of 350,000,000 shares of common stock, par value $0.01 per share, of which 161,954,964 shares are issued and outstanding, and 20,000,000 shares of participating preferred stock, par value $0.01 per share, of which 17,986,634 shares are issued and outstanding. Upon delivery, in accordance with this Agreement, the Payout Spreadsheet will set forth a complete and accurate list of all record holders of the issued and outstanding capital stock of Ulysses Holdings following the Ulysses Restructuring, indicating the respective number of shares of capital stock of Ulysses Holdings held. Schedule 4.4 of the Ulysses Disclosure Schedules sets forth, for each of its Subsidiaries, as of the date of this Agreement, a materially true and correct listing of the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and the record owners of its outstanding capital stock or other equity or ownership interests.

(c) Except as set forth in Schedule 4.4 of the Ulysses Disclosure Schedules or as contemplated by this Agreement or any Ancillary Agreement or the transactions described herein or therein, neither Ulysses Holdings nor any of its Subsidiaries has issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of Ulysses Holdings or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote, in each case of (i)-(iv) above, other than, in the case of Subsidiaries of Ulysses Holdings, any such items in the ordinary course of business. Each outstanding share of capital stock or other equity or ownership interest of Ulysses Holdings and its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, except as set forth in Schedule 4.4 of the Ulysses Disclosure Schedules, each such share or other equity or ownership interest owned by Ulysses Holdings or another Subsidiary is owned free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by Ulysses Holdings or a Subsidiary in compliance with all applicable federal and state securities laws. Except for rights granted to NewCo under this Agreement or any Ancillary Agreement, there are no outstanding obligations of Ulysses Holdings or material outstanding obligations of any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of Ulysses Holdings or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of Ulysses Holdings or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of Ulysses Holdings or any of its Subsidiaries or any Contract to which Ulysses Holdings or any of its Subsidiaries is a party or by which Ulysses Holdings or any of its Subsidiaries is bound, except for such violations which would not reasonably be expected to adversely affect Ulysses Holdings or any of its Subsidiaries in any material respect.

(d) Schedule 4.4 of the Ulysses Disclosure Schedules contains a complete and accurate listing as of the date hereof of each Ulysses Managed Facility and the percentage of equity interests in each such Ulysses Managed Facility held by Ulysses Holdings or its Subsidiaries.

Section 4.5 Financial Statements; No Undisclosed Liabilities.

(a) True, complete and correct copies of the audited consolidated balance sheet of Ulysses Holdings and its Subsidiaries as at December 31, 2014 and December 31, 2013 and the related audited consolidated statements of income and changes in equity of United Surgical Partners International, Inc. (“Ulysses Public Filer”) and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Ulysses Public

Filer’s independent auditors (collectively referred to as the “Ulysses Financial Statements”) and the unaudited consolidated statement of income of Ulysses Public Filer and its Subsidiaries for the two-month period ended February 28, 2015 (collectively referred to as the “Ulysses Interim Financial Statements”) are attached hereto as Schedule 4.5(a) of the Ulysses Disclosure Schedules. Each of the Ulysses Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (ii) fairly present the consolidated financial position, results of operations and cash flows of Ulysses Holdings and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. From December 31, 2013 until the date of this Agreement, there has been no change in any accounting policies, principles, methods or practices, including any such change with respect to reserves (whether with respect to bad debts, contingent liabilities or otherwise), of Ulysses Holdings or its Subsidiaries, except as required by GAAP or as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. Each of the Ulysses Interim Financial Statements (i) have been prepared in good faith by or under the direction of management of Ulysses Public Filer and are derived from the books and records of Ulysses Public Filer, which books and records are the basis of the audited consolidated financial statements of Ulysses Public Filer and (ii) fairly present the financial condition and results of operations and cash flows of Ulysses Public Filer and its Subsidiaries as of the respective dates thereof and for the periods indicated therein, in each case of (i) and (ii), except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect.

(b) There are no material liabilities or obligations of Ulysses Holdings or any of its Subsidiaries of any kind or nature that would be required by GAAP to be reflected on the audited consolidated balance sheet of Ulysses Holdings and its Subsidiaries as at December 31, 2014 (such balance sheet, the “Ulysses Balance Sheet”), other than (i) liabilities or obligations adequately reflected or reserved against in the Ulysses Balance Sheet or in the notes thereto and (ii) liabilities or obligations that were incurred since the date of the Ulysses Balance Sheet in the ordinary course of business consistent with past practice.

Section 4.6 Absence of Certain Changes or Events. Since the date of the Ulysses Balance Sheet and until the date hereof: (a) Ulysses Holdings and its Subsidiaries, and to the knowledge of Ulysses Holdings, the Ulysses Managed Facilities have been conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Ulysses Material Adverse Effect; and (c) neither Ulysses Holdings nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, except for such loss, damage, destruction or other casualty as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Since January 1, 2013, Ulysses Holdings and its Subsidiaries and, to the knowledge of Ulysses Holdings, the Ulysses Managed Facilities, are and have been in compliance with all Laws applicable to them, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect.

(b) Ulysses Holdings and its Subsidiaries and, to the knowledge of Ulysses Holdings, the Ulysses Managed Facilities, have all permits, licenses, certificates of need, certifications, provider numbers, and authorizations (collectively, the “Permits”) that are necessary to enable Ulysses Holdings and its Subsidiaries to own and to carry on the operations as presently conducted, and to receive private, state and federal government payment for furnishing ambulatory surgical services or hospital services as applicable, except for the failure to have such Permits which would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. The centers and hospitals owned or managed by Ulysses Holdings and its Subsidiaries are enrolled with Medicare as ambulatory surgery centers or hospitals, as applicable and have Part B supplier agreements in full force and effect except for the failure to be so enrolled or have such agreements which would not, individually or in the aggregate, reasonably be expect to have an adverse effect on Ulysses Holdings and its Subsidiaries, taken as a whole, in any material respect. The centers and hospitals bill for Medicare services under the respective Medicare supplier numbers assigned to each center or hospital by the Center for Medicare and Medicaid Services (“CMS”), and no other entity, ambulatory surgery center, hospital or location bills under the number assigned to a particular center, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. Schedule 4.7(b) of the Ulysses Disclosure Schedules lists all of the Medicare and Medicaid provider numbers, license numbers, CONs and accreditations held by or used by Ulysses Holdings and its Subsidiaries. Ulysses Holdings, its Subsidiaries and the Ulysses Managed Facilities hold all Permits which are necessary to own, lease and operate its properties and to carry on its business in all respects as currently conducted, except for such Permits which if not held would not, individually or in the aggregate, have a Ulysses Material Adverse Effect, and also lists all deficiency notices that have not been corrected and plans of correction that have not been completed or accepted by the relevant regulatory authority on or prior to the date of this Agreement. The Permits are valid and in full force and effect, and no material violations of any such Permits have occurred or been alleged in a writing by a Governmental Authority to have occurred, other than any surveys or deficiencies for which Ulysses Holdings, its Subsidiaries or the Ulysses Managed Facilities have submitted plans of correction that have been accepted or approved by the applicable Governmental Authority, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. Furthermore, except as disclosed on Schedule 4.7(b) of the Ulysses Disclosure Schedules, no investigations or proceedings are pending or, to the knowledge of Ulysses Holdings or its Subsidiaries, threatened, that would have the effect of terminating, revoking, limiting, suspending, restricting, impairing or otherwise adversely affecting the Permits, including the transfer or renewal of any of the Permits, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. Each physician investor in a center or hospital owned by Ulysses Holdings or its Subsidiaries is duly licensed and authorized to practice medicine in the applicable state of ownership, is a member in good standing on the medical staff of the applicable center. No Permit is held in the name of any employee, officer, director, stockholder, co-venturer, partner, agent or otherwise on behalf of Ulysses Holdings or any of its Subsidiaries, except for such Permits the failure to be held by Ulysses Holdings or any of its Subsidiaries which would not, individually or in the aggregate, have a Ulysses Material Adverse Effect.

Section 4.8 Litigation. There is no action, suit, investigation, complaint, demand, summons, subpoena, injunction, or other proceeding pending or, to the knowledge of Ulysses

Holdings, threatened by or against Ulysses Holdings, any of its Subsidiaries or any of the Ulysses Managed Facilities, any of their respective properties or assets, or any officer or director of Ulysses Holdings or any of its Subsidiaries (in such individual’s capacity as an officer or director of Ulysses Holdings or its Subsidiary), which, (a) involves any injunctive or equitable relief or criminal violations, (b) if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would be adverse to Ulysses Holdings and its Subsidiaries, taken as a whole, in any material respect, or (c) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. There is no Order outstanding against Ulysses Holdings, any of its Subsidiaries or any of the Ulysses Managed Facilities, which impedes in any manner the ongoing operation of Ulysses Holdings or any of its Subsidiaries or any of the Ulysses Managed Facilities, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.9 Employee Benefit Plans.

(a) Ulysses Holdings has made available to Tenet a true and complete list of each material (i) “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) “multiemployer plans” (within the meaning of ERISA section 3(37)), and (iii) stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, under which any current or former employee, director, independent contractor or consultant of Ulysses Holdings or its Subsidiaries (or any of their respective dependents) has any present or future right to compensation or benefits or Ulysses Holdings or its Subsidiaries has any present or future liability (contingent or otherwise). All such plans, agreements, programs, policies and arrangements, other than Multiemployer Plans shall be collectively referred to as the “Ulysses Plans.” With respect to each Ulysses Plan, Ulysses Holdings has made available to Tenet a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and summaries of material modifications thereto and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b) With respect to the Ulysses Plans, except as disclosed in the Ulysses SEC Documents or to the extent that the inaccuracy of any of the representations set forth in this Section 4.9, individually or in the aggregate, has not been, and would not reasonably be expected to have a Ulysses Material Adverse Effect:

(i) each Ulysses Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, no reportable event, as defined in section 4043 of ERISA, no prohibited transaction by Ulysses Holdings or any of its Subsidiaries or, to the knowledge of Ulysses Holdings, by any

Person who Ulysses Holdings has an obligation to indemnify, as described in section 406 of ERISA or section 4975 of the Code, or accumulated funding deficiency, as defined in section 302 of ERISA and 412 of the Code, has occurred with respect to any Ulysses Plan, and all contributions required to be made under the terms of any Ulysses Plan have been timely made; and

(ii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Authority or by any plan participant or beneficiary pending, or to the knowledge of Ulysses Holdings, threatened, relating to the Ulysses Plans or the assets of any of the trusts under any of the Ulysses Plans (other than routine claims for benefits).

(c) Each Ulysses Plan intended to be qualified under section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Ulysses Plan.

(d) Within the last year, neither Ulysses Holdings nor any of its Subsidiaries has received any material written or oral communication from the PBGC with respect to any Ulysses Plan subject to Title IV of ERISA.

(e) None of Ulysses Holdings or its ERISA Affiliates have any liability (contingent or otherwise) with respect to any plan subject to Title IV of ERISA or any “multiemployer plan” (as defined in section 3(37) of ERISA) (a “Multiemployer Plan”); and none of Ulysses Holdings, its Subsidiaries nor any ERISA Affiliates is required to contribute to any Multiemployer Plan or has incurred any liability to any Multiemployer Plan as a result of a complete, partial or mass withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full. Except as set forth on Schedule 4.9 of the Ulysses Disclosure Schedules none of the Ulysses Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law).

(f) Except as set forth on Schedule 4.9 of the Ulysses Disclosure Schedules, none of the Ulysses Plans provide for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(g) Neither Ulysses Holdings nor any of its Subsidiaries is a party to any Ulysses Plan, Contract or other arrangement with respect to which the transactions contemplated by this Agreement could reasonably be expected, alone or in combination with any other events, to (i) result in the payment of any “excess parachute payments” within the meaning of section 280G of the Code, (ii) obligate it to make any payments that would be includible by any Person in gross income pursuant to section 457A of the Code, or (iii) obligate it to make any payments that will not be fully deductible under section 162(m) of the Code. Neither Ulysses Holdings nor any of its Subsidiaries has any obligation to “gross up” any Tax incurred by any individual, including any Tax incurred pursuant to section 409A or 4999 of the Code.

(h) To the knowledge of Ulysses Holdings, each Ulysses Plan that is a “nonqualified deferred compensation plan” within the meaning of section 409A(d)(1) of the Code has materially complied in form and operation with the requirements of section 409A of the Code as in effect from time-to-time.

Section 4.10 Labor and Employment Matters.

(a) Except as set forth on Schedule 4.10 of the Ulysses Disclosure Schedules, neither Ulysses Holdings nor any of its Subsidiaries is a party to or otherwise subject to any Contract or collective bargaining agreement with any labor organization or other employee representative body, and no such Contract or agreement is being negotiated by Ulysses Holdings or any of its Subsidiaries. No employee of Ulysses Holdings or any of its Subsidiaries is represented by any labor organization or other employee representative body. No petition for representation of any employees of Ulysses Holdings or any of its Subsidiaries has been filed with any Governmental Authority. No labor dispute or unfair labor practice charge or complaint is pending or, to the knowledge of Ulysses Holdings, has been threatened against Ulysses Holdings or any of its Subsidiaries, and there have been no such disputes, charges or complaints in the past three years, except for such disputes charges or complaints as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. There is no work slowdown or stoppage, picketing or strike pending, or to the knowledge of Ulysses Holdings, threatened, against Ulysses Holdings or any of its Subsidiaries, and there have been no such activities for the past three years, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. To the knowledge of Ulysses Holdings, there is no effort by or on behalf of any labor union or other employee representative body to organize any employees of Ulysses Holdings or any of its Subsidiaries, and there have been no such efforts for the past three years. No notice, consent or consultation obligations with respect to any employees of Ulysses Holdings or any of its Subsidiaries, or any labor organization or other employee representative body representing employees of Ulysses Holdings or any of its Subsidiaries, will be triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) Except as set forth on Schedule 4.10 of the Ulysses Disclosure Schedules, as of the date of hereof, (i) there is no Action pending (or, to the knowledge of Ulysses Holdings, threatened) by or before any Governmental Authority with respect to Ulysses Holdings or any of its Subsidiaries concerning employment-related matters and (ii) no current or former applicant, employee or independent contractor of Ulysses Holdings or any of its Subsidiaries has brought any Action (or, to the knowledge of Ulysses Holdings, has threatened to bring any Action) against or affecting Ulysses Holdings or any of its Subsidiaries.

Section 4.11 Title to, Sufficiency and Condition of Assets.

(a) Except as set forth on Schedule 4.11 of the Ulysses Disclosure Schedules or as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect, (i) Ulysses Holdings and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including the assets reflected on the Ulysses Balance Sheet or acquired in the ordinary course of business since the date of the Ulysses Balance Sheet; (ii) the assets owned or leased by Ulysses Holdings and its Subsidiaries constitute all of the assets necessary for NewCo to carry on the businesses of Ulysses Holdings and its Subsidiaries as currently conducted; and (iii) none of the assets owned or leased by Ulysses Holdings or any of its Subsidiaries is subject to any Encumbrance, other than (w) purchase money security interests granted by Subsidiaries of Ulysses Holdings in the ordinary course of business, (x) liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP, (y) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of Ulysses Holdings or such Subsidiary consistent with past practice, and (z) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Ulysses Holdings and its Subsidiaries as currently conducted.

(b) All tangible assets owned or leased by Ulysses Holdings or its Subsidiaries have been maintained in accordance with generally accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect.

Section 4.12 Real Property. Schedule 4.12 of the Ulysses Disclosure Schedules sets forth a true and complete list of all Ulysses Owned Real Property and all Ulysses Leased Real Property. Except as set forth in Schedule 4.12 of the Ulysses Disclosure Schedules, Ulysses Holdings and its Subsidiaries have (i) good and marketable title in fee simple to all Ulysses Owned Real Property and (ii) good and marketable leasehold title to all Ulysses Leased Real Property, in each case together with all plants, buildings, improvements and fixtures thereon, free and clear of all Encumbrances, except in the case of (i) and (ii) as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. No parcel of Ulysses Real Property is or is threatened to become subject to any governmental decree or order to be sold or is or is threatened to being condemned, expropriated or otherwise taken by any public authority, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. True and complete copies of all material leases and title documents (including all amendments) in respect of or affecting any Ulysses Real Property have been made available to Tenet.

Section 4.13 Taxes.

(a) Each of Ulysses Holdings and its Subsidiaries has accurately prepared and timely filed all income and other Returns required to be filed by it, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. All such Returns are accurate, complete and correct in all respects and no Return contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. All transactions between Ulysses Holdings and any Related Party that is not a member of the U.S. federal consolidated income tax group of which Ulysses Holdings is the common parent are on arm’s length terms for purposes of the relevant transfer pricing Laws.

(b) Each of Ulysses Holdings and its Subsidiaries has timely paid all Taxes that have become due and payable (whether or not shown on a Return) and has adequately provided for in the Ulysses Financial Statements in accordance with GAAP, for all Taxes that have accrued but are not yet due or payable as of the dates thereof, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. The provisions for Taxes currently payable on the Ulysses Financial Statements are at least equal, as of the date thereof, to all unpaid Taxes of Ulysses Holdings and its Subsidiaries whether or not disputed.

(c) To Ulysses’ knowledge, no claim is being made by any taxing authority in any jurisdiction where Ulysses Holdings or any of its Subsidiaries does not file Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any open Returns have been given by or is presently being requested from Ulysses Holdings or any of its Subsidiaries.

(d) No claim for assessment or collection of Taxes is presently being asserted against Ulysses Holdings or a Subsidiary, there is no presently pending audit examination, request for information, refund, claim, litigation, proceedings, proposed adjustment or matter in controversy with respect to Taxes of or with respect to Ulysses Holdings or any Subsidiary, and Ulysses Holdings has no knowledge that any such action or proceeding is being contemplated. All material deficiencies asserted or assessments made against Ulysses Holdings or any of its Subsidiaries as a result of any examinations by any taxing authority since December 31, 2010 have been fully paid.

(e) There are no Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of Ulysses Holdings or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect.

(f) Neither Ulysses Holdings nor any of its Subsidiaries is a party to or bound by any material tax indemnity, tax sharing, tax allocation or similar agreement other than any such agreement (i) as to which only Ulysses Holdings and its Subsidiaries are party; or (ii) customary Tax indemnifications contained in credit or other commercial lending agreements, stock or asset purchase agreements, or arrangements with landlords, lessors, customers and vendors.

(g) Neither Ulysses Holdings nor any of its Subsidiaries is a party to or bound by any closing agreement, offer in compromise or any other agreement with any taxing authority, except as would not, individually or in the aggregate have a Ulysses Material Adverse Effect.

(h) None of Ulysses Holdings or any of its Subsidiaries will be required to include any item of income, or exclude any item of deduction from taxable income, for any taxable period ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement (as described in Code section 7121 or any similar provision of state, local or foreign legal requirements) executed on or prior to the Closing Date; (iii) “intercompany transaction” as defined in Treasury Regulations section 1.1502-13 (or any similar provision of state, local or foreign legal requirements); (iv) “excess loss account” as defined in Treasury Regulations section 1.1502-19 (or any similar provision of state, local or foreign legal requirements); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amounts received on or prior to the Closing Date; or (vii) election under Code section 108(i), except in each case of (i) through (vii) as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect.

(i) Neither Ulysses Holdings nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in section 897(c)(2) of the Code, during the applicable period specified in section 897(c)(1)(A) of the Code.

(j) Neither Ulysses Holdings nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in section 355 of the Code.

(k) Neither Ulysses Holdings nor any of its Subsidiaries has participated in any transaction which was or is a “tax shelter” transaction as defined in sections 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related guidance from the IRS. Neither Ulysses Holdings nor any of its Subsidiaries has engaged in any reportable transaction within the meaning of section 1.6011-4(b) of the Treasury Regulations.

Section 4.14 Intellectual Property. Schedule 4.14 of the Ulysses Disclosure Schedules sets forth a true and complete list of all material patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, and registered copyrights and applications for registration of copyrights owned by Ulysses Holdings or any of its Subsidiaries and used in Ulysses Holdings’ or any of its Subsidiaries’ businesses. To the knowledge of Ulysses Holdings, no claim has been asserted or threatened that the use or exploitation by Ulysses Holdings or any of its Subsidiaries of any Intellectual Property owned by Ulysses Holdings or any of its Subsidiaries infringes the Intellectual Property of any third party, except as would not, and would not reasonably be expected to individually or in the aggregate, have a Ulysses Material Adverse Effect.

Section 4.15 Environmental Matters.

(a) Except as have not had or would not, individually or in the aggregate, have a Ulysses Material Adverse Effect, (i) each of Ulysses Holdings and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated; (ii) to the knowledge of Ulysses Holdings, no Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous

Substances nor any Remediation or corrective action of any kind relating thereto, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) currently or formerly owned, leased or operated by or for Ulysses Holdings or any of its Subsidiaries or any predecessor company; (iii) there is no pending or, to the knowledge of Ulysses Holdings, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of Ulysses Holdings, threatened Action with respect to Ulysses Holdings or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.

(b) Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal, except in each case as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means: any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii) “Environmental Permits” means all Permits required under any Environmental Law.

(iii) “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) medical waste, which includes pathological waste, blood, sharps, wastes from surgery, dialysis waste, cultures and stock of infectious agents and associated biological agents, contaminated equipment, laboratory waste and various other biological waste and discarded materials contaminated with or exposed to blood, excretion or secretions from human beings; (C) petroleum and petroleum products, including crude oil and any fractions thereof; (D) natural gas, synthetic gas, and any mixtures thereof; (E) lead, polychlorinated biphenyls, asbestos and radon; (F) any other pollutant or contaminant; and (G) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iv) “Release” has the meaning set forth in section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in subsections (A) and (D) of 42 U.S.C. § 9601(22).

(v) “Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (C) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Substances in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Substances.

Section 4.16 Ulysses Material Contracts.

(a) Except as set forth in Schedule 4.16(a) of the Ulysses Disclosure Schedules, neither Ulysses Holdings nor any of its Subsidiaries is a party to or is bound by any Contract (other than a Ulysses Plan) of the following nature (such Contracts as are required to be set forth in Schedule 4.16(a) of the Ulysses Disclosure Schedules being “Ulysses Material Contracts”):

(i) any Contract relating to or evidencing Indebtedness in excess of $2,500,000;

(ii) any Contract pursuant to which Ulysses Holdings or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements, in excess of $2,500,000;

(iii) any Contract with any Related Party of Ulysses Holdings or any of its Subsidiaries, other than with Ulysses Holdings or any of its Subsidiaries;

(iv) any Contract that limits, or purports to limit, the ability of Ulysses Holdings or any of its Subsidiaries, or to the knowledge of Ulysses Holdings, any Ulysses Managed Facility, to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of Ulysses Holdings or any of its Subsidiaries, other than in non-binding letters of intent or confidentiality agreements, to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(v) any Contract that requires a consent as a result of consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise contains a provision relating to a “change of control” which would be triggered by consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(vi) any joint venture Contract with a third-party (x) relating to the provision of services by Ulysses Holdings or its Subsidiaries which joint venture would be terminable by such third party upon, or as a consequence of, the consummation of the transactions contemplated by this Agreement or (y) with respect to any of the top ten health system partners (by 2014 revenue) of Ulysses Holdings;

(vii) any Contract with respect to any acquisition pursuant to which Ulysses Holdings or any of its Subsidiaries has continuing “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $2,000,000;

(viii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, Ulysses Holdings or any of its Subsidiaries, in excess of $10,000,000;

(ix) any Contract relating to settlement of any administrative or judicial proceedings in excess of $1,000,000 within the past two years; and

(x) any other Contract (other than managed care contracts or third party payor contracts), whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $1,000,000 on an annual basis or in excess of $10,000,000 over the current Contract term, (B) is material to the business, operations, assets, financial condition, results of operations or prospects of Ulysses Holdings and its Subsidiaries, taken as a whole.

(b) Each Ulysses Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on materially similar terms immediately following the Closing Date. None of Ulysses Holdings or any of its Subsidiaries or, to the knowledge of Ulysses Holdings, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any (i) Ulysses Material Contract or (ii) other Contract that is a management or other similar or related agreement or other Contract between or among Ulysses Managed Facilities or any affiliate thereof, on the one hand, and Ulysses Holdings or any of its Subsidiaries, on the other hand (such Contracts described in this clause (b)(ii) the “Ulysses Management Contracts”), nor has Ulysses Holdings or any of its Subsidiaries received any claim of any such breach, violation or default, except for such breach, violation or default as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. Ulysses Holdings has made available to Tenet true and complete copies of all Ulysses Material Contracts, including any amendments thereto.

Section 4.17 Affiliate Interests and Transactions. Except as set forth on Schedule 4.17 of the Ulysses Disclosure Schedules, there is no undisclosed agreement, arrangement or understanding between Ulysses Holdings or any Subsidiary or any of their Affiliates, or any of their respective officers, directors or employees or any family member thereof, nor any advances or other amounts owing to Ulysses Holdings or any of its Subsidiaries by any Related Party. No Related Party (a) owns any interest in any property, assets or rights used in the business of Ulysses Holdings (other than ownership of the equity interests in Ulysses Holdings and its Subsidiaries), or (b) is involved in any business dealings or transactions with Ulysses Holdings other than in the ordinary course of business at prevailing market terms and no such business dealings or transactions involve any material ongoing financial liability of Ulysses Holdings or any of its Subsidiaries.

Section 4.18 Regulatory Matters. Except as set forth on Schedule 4.18 of the Ulysses Disclosure Schedules:

(a) Ulysses Holdings and its Subsidiaries and the Ulysses Managed Facilities are in material compliance with all Laws applicable to Ulysses Holdings and its Subsidiaries, including but not limited to, Laws, formal guidance, CMS manuals, decrees and orders relating to environmental, occupational, and health standards, Medicare, Medicaid, TRICARE (and similar or related state programs), antitrust, monopoly, restraint of trade or unfair competition laws, in each case to the extent applicable, and, since January 1, 2011, neither Ulysses Holdings nor its Subsidiaries, have violated any such Laws, in each case except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. Since January 1, 2011, neither Ulysses Holdings nor any of its Subsidiaries has received any written notice from a Governmental Authority to the effect that, or otherwise been advised by a Governmental Authority in writing that, Ulysses Holdings, any of its Subsidiaries nor any investor in its Subsidiaries is non-compliant with any applicable Law, and neither Ulysses Holdings nor any of its Subsidiaries reasonably expect that any existing circumstances are likely to result in a violation of any Law by Ulysses Holdings, its Subsidiaries, or investors in its Subsidiaries, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. Neither Ulysses Holdings nor any of its Subsidiaries has knowingly submitted any false or fraudulent claim to any third party payor, and neither Ulysses Holdings nor any of its Subsidiaries has received any written notice from any third party payor for any allegation of a material overpayment, false claim or fraudulent billing practice by Ulysses Holdings or any of its Subsidiaries, except as would not, individually or in the aggregate, adversely affect Ulysses Holdings and its Subsidiaries, taken as a whole, in any material respect. All billing practices of Ulysses Holdings, its Subsidiaries and the Ulysses Managed Facilities, are in compliance with all applicable Laws, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect, and Ulysses Holdings and its Subsidiaries have not knowingly billed for or received (by reason of impermissible billing practices) any payment or reimbursement, except as would not, individually or in the aggregate, adversely affect Ulysses Holdings and its Subsidiaries, taken as a whole, in any material respect. Since January 1, 2011, neither Ulysses Holdings nor any of its Subsidiaries, nor to the knowledge of Ulysses Holdings, any investor has, knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral, that violated any applicable anti-kickback law (including without limitation 42 U.S.C. § 1320a-7b(b)), except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. None of the ambulatory surgery centers owned by Ulysses Holdings or its Subsidiaries provide services included as “designated health services” under 42 U.S.C. 1395nn. Ulysses Holdings, its Subsidiaries and the Ulysses Managed Facilities have taken reasonable measures as reasonably necessary to ensure compliance with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, as amended, HITECH, Title XIII of the American Recovery and Reinvestment Act of 2009 and all material state privacy laws with respect to sensitive personal information. Neither Ulysses Holdings nor any of its Subsidiaries or the Ulysses Managed Facilities (i) is a party to a Corporate Integrity Agreement with the office of the Inspector General of the Department of Health and Human Services; (ii) has any material reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority; or (iii) is, to the knowledge of Ulysses Holdings and its Subsidiaries, a defendant in any qui tam/false claims, or other regulatory investigation.

(b) Since January 1, 2011, neither Ulysses Holdings, any of its Subsidiaries nor, to the knowledge of Ulysses Holdings, any Ulysses Managed Facility, officer, director, employee or agent acting on behalf of or for the benefit of Ulysses Holdings or any of its Subsidiaries or the Ulysses Managed Facilities, has, directly or indirectly, (i) paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, referral sources or third-party payors to obtain business or payments from such person, other than in compliance with applicable Laws; (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, referral source, third-party payor or any other person; and (iii) made any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, where the contribution, payment or gift is or was illegal under applicable Laws, except for each of (i), (ii) and (iii) as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect.

(c) Since January 1, 2011, Ulysses Holdings and its Subsidiaries and to the knowledge of Ulysses Holdings, the Ulysses Managed Facilities, have filed all reports required to be filed in connection with all Medicare, Medicaid programs and other federal and state health care reimbursement programs, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect, and which reports are complete and correct in all respects, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. Ulysses Holdings and its Subsidiaries and the Ulysses Managed Facilities have received no written notice of, and to the knowledge of Ulysses Holdings, there are no claims, actions, payment reviews or, other than those that occur in the ordinary course of business or that are set forth in Schedule 4.18(c) of the Ulysses Disclosure Schedules, appeals pending or threatened by or before any commission, board or agency, including any intermediary or carrier, the Administrator of the CMS, or any applicable federal or state program, with respect to any Medicare or Medicaid claims filed by Ulysses Holdings and its Subsidiaries and to the knowledge of Ulysses Holdings, the Ulysses Managed Facilities on or before the date hereof, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect. To the knowledge of Ulysses Holdings, no validation review or program integrity review related to Ulysses Holdings, any of its Subsidiaries or their respective facilities is pending with any commission, board or agency in connection with the Medicare, Medicaid or other federal or state health care reimbursement programs, and no such reviews are scheduled or, to the knowledge of Ulysses Holdings, threatened against or affecting Ulysses Holdings, any of its Subsidiaries or their respective facilities or the consummation of the transactions contemplated hereby, except as would not, individually or in the aggregate, have a Ulysses Material Adverse Effect.

(d) None of the Ulysses Holdings’ or its Subsidiaries’ current directors, limited liability company managers, officers, employees, independent contractors, nor, to the knowledge of Ulysses Holdings, investors or any Ulysses Managed Facilities is or ever has been (i) debarred, excluded or suspended from participating in any federal health care program, (ii) subject to sanction, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any federal health care program requirement or healthcare Law, (iii) listed on the General Services Administrative published list of parties excluded from federal procurement programs and non-procurement programs, or (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(e) Ulysses Holdings and its Subsidiaries and to the knowledge of Ulysses Holdings, the Ulysses Managed Facilities, maintain an effective voluntary compliance program to promote compliance with applicable Laws that is consistent with model compliance guidance issued by the United States Department of Health and Human Services Office of Inspector General and applicable Laws and regulations.

Section 4.19 Brokers. No broker, finder or agent is entitled to any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Ulysses Holdings or the Ulysses LLCs.

Section 4.20 Ulysses Reorganization. As of the Closing, Ulysses Holdings and the Ulysses LLCs will have no, and Tenet and NewCo will not become subject to any, liabilities, primary or secondary, direct or indirect, liquidated, absolute, determined, determinable, accrued, contingent or otherwise, arising out of, relating to, or in connection with the Ulysses Reorganization.

Section 4.21 Ulysses SEC Filings.

(a) Ulysses Holdings and its Subsidiaries have timely filed all reports, schedules, forms, registration statements and other documents required to be filed with the SEC since January 1, 2013 (together with any documents furnished during such period by Ulysses Holdings or any of its Subsidiaries to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof, collectively, the “Ulysses SEC Documents”). Each of the Ulysses SEC Documents, as amended prior to the date of this Agreement, complied (and each Ulysses SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Securities and Exchange Act of 1934 applicable to such Ulysses SEC Documents, and none of the Ulysses SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to the Ulysses SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) All of the audited consolidated financial statements and unaudited consolidated interim financial statements included in the Ulysses SEC Documents (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except in the case of such unaudited consolidated interim financial statements for the absence of notes and other presentation items) and (y) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of such unaudited consolidated interim financial statements, to normal and recurring year-end adjustments.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TENET

Except as (x) disclosed in the Tenet SEC Documents filed with or furnished to the SEC on or prior to the second Business Day preceding the date hereof and on or after January 1, 2013 that are publicly available one Business Day prior to the date hereof on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature) or (y) set forth in the corresponding sections or subsections of the Tenet Disclosure Schedules attached hereto (collectively, the “Tenet Disclosure Schedules”; provided, that for the purposes of the representations and warranties of Tenet contained herein, disclosure in any section of the Tenet Disclosure Schedules of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by Tenet to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof), Tenet hereby represents and warrants to Ulysses Holdings and NewCo as follows:

Section 5.1 Organization and Qualification.

(a) Each of Tenet and the Tenet Contributed Companies is (i) an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization as set forth in Schedule 5.1(a) of the Tenet Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case in (i) and (ii) above for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, has not and would not reasonably be expected to adversely affect the Tenet Contributed Business, taken as a whole, in any material respect.

(b) Tenet has heretofore made available to Ulysses Holdings a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to the date of this Agreement, of Tenet.

Section 5.2 Authority. Tenet has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Tenet of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Tenet of the transactions contemplated hereby and thereby, including the

Tenet Reorganization, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Tenet will be a party will have been, duly executed and delivered and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Tenet will be a party will constitute, the legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 5.3 of the Tenet Disclosure Schedule, the execution, delivery and performance by Tenet of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, including the Tenet Reorganization, do not and will not:

(i) violate any provision of the certificate of incorporation or bylaws of the Tenet Contributed Companies;

(ii) violate any Law applicable to the Tenet Contributed Business, or to the knowledge of Tenet, any Tenet Managed Facility, except as would not reasonably be expected to adversely affect such Person in any material respect;

(iii) conflict with, create a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any lien, security interest, charge or encumbrance upon any property or right of the Tenet Contributed Companies, or to the knowledge of Tenet, any Tenet Managed Facility, pursuant to, any Contract, agreement, license, permit or other instrument to which it is a party or by which it or any of its properties, assets or rights may be bound, affected or benefited; or

(iv) allow the imposition of any fees or penalties or require the offering or making of any payment to a third party on the part of the Tenet Contributed Companies or its Subsidiaries or result in any Encumbrance on any of the assets or properties of the Tenet Contributed Business or NewCo, except, in the case of clauses (iii) and (iv), for such occurrences which would not, individually or in the aggregate, have a Tenet Material Adverse Effect.

(b) The execution, delivery and performance by Tenet of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, including the Tenet Reorganization, do not and will not, require any consent or approval of, registration or filing with, or notice to any Governmental Authority, except for (i) any filings required to be made under the HSR Act, (ii) any filings required to be made under applicable Laws in connection with the Tenet Reorganization, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iv) any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially alter or materially delay any of the transactions contemplated by this Agreement or (v) any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Tenet Material Adverse Effect.

Section 5.4 Equity Interests.

(a) Schedule 5.4 of the Tenet Disclosure Schedules sets forth, for each of the Tenet Contributed Companies on the date of this Agreement, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and number of shares of its outstanding capital stock or other equity or ownership interests held by Tenet and its Subsidiaries as of the date hereof. Except as set forth in Schedule 5.4 of the Tenet Disclosure Schedules or as contemplated by this Agreement or any Ancillary Agreement or the transactions described herein or therein, none of the Tenet Contributed Companies has issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of such Tenet Contributed Company or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of each Tenet Contributed Company is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Schedule 5.4 of the Tenet Disclosure Schedules, each such share or other equity or ownership interest that is owned by Tenet is, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by such Tenet Contributed Company in compliance with all applicable federal and state securities laws. Except for rights granted to NewCo under this Agreement or any Ancillary Agreement, there are no material outstanding obligations of any Tenet Contributed Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of such Tenet Contributed Company. No shares of capital stock or other equity or ownership interests of any Tenet Contributed Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of such Tenet Contributed Company or any Contract to which such Tenet Contributed Company is a party or by which such Tenet Contributed Company is bound, except for such violations which would not reasonably be expected to adversely affect such Tenet Contributed Companies, in any material respect.

(b) Schedule 5.4 of the Tenet Disclosure Schedules contains a complete and accurate listing as of the date hereof of each Tenet Managed Facility and the percentage of equity interests in each such Tenet Managed Facility held by Tenet or its Subsidiaries. All such equity interests shall be owned by the Tenet Contributed Companies or their Subsidiaries as of the Closing.

Section 5.5 Financial Statements; No Undisclosed Liabilities.

(a) True, complete and correct copies of the unaudited consolidated balance sheet of the Tenet Contributed Business as at December 31, 2014 and the related unaudited consolidated statement of income of the Tenet Contributed Business (collectively referred to as the “Tenet Financial Statements”) and the unaudited consolidated statement of income of the Tenet Contributed Business for the two-month period ended February 28, 2015 (collective referred to as the “Tenet Interim Financial Statements”) are attached hereto as Schedule 5.5(a) of the Tenet Disclosure Schedules. Each of the Tenet Financial Statements fairly present, in all material respects, the consolidated financial position and results of operations of the Tenet Contributed Business as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. From December 31, 2014 until the date of this Agreement, there has been no material change in any accounting policies, principles, methods or practices, including any such change with respect to reserves (whether with respect to bad debts, contingent liabilities or otherwise), of the Tenet Contributed Business, except as required by GAAP, or as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. Each of Tenet Interim Financial Statements (i) have been prepared in good faith by or under the direction of management of Tenet and are derived from the books and records of Tenet, which books and records are the basis of the audited consolidated financial statements of Tenet and (ii) fairly present the financial condition and results of operations and cash flows of the Tenet Contributed Business as of the respective dates thereof and for the periods indicated therein, in each case of (i) and (ii), except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect.

(b) There are no material liabilities or obligations of the Tenet Contributed Business or any of the Tenet Contributed Companies or any of their Subsidiaries of any kind or nature that would be required by GAAP to be reflected on the consolidated balance sheet included in the Tenet Financial Statements as at December 31, 2014 (such balance sheet, the “Tenet Balance Sheet”), other than (i) liabilities or obligations adequately reflected or reserved against in the Tenet Balance Sheet or in the notes thereto and (ii) liabilities or obligations that were incurred since the date of the Tenet Balance Sheet in the ordinary course of business consistent with past practice.

Section 5.6 Absence of Certain Changes or Events. Since the date of the Tenet Balance Sheet and until the date hereof: (a) the Tenet Contributed Business, and to the knowledge of Tenet, the Tenet Managed Facilities have been conducted only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Tenet Material Adverse Effect; and (c) the Tenet Contributed Business has not suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, except for such loss, damage, destruction or other casualty as would not, individually or in the aggregate, have a Tenet Material Adverse Effect.

Section 5.7 Compliance with Law; Permits.

(a) Since January 1, 2013, the Tenet Contributed Business and, to the knowledge of Tenet, the Tenet Managed Facilities, are and have been in compliance with all Laws applicable to them, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect.

(b) The Tenet Contributed Business and, to the knowledge of Tenet, the Tenet Managed Facilities, have all Permits, that are necessary to enable the Tenet Contributed Companies to own and to carry on the operations as presently conducted, and to receive private, state and federal government payment for furnishing ambulatory surgical services, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. The centers included in the Tenet Contributed Business are enrolled with Medicare as ambulatory surgery centers and have Part B supplier agreements in full force and effect, except as would not individually or in the aggregate have a Tenet Material Adverse Effect . The centers bill for Medicare services under the respective Medicare supplier numbers assigned to each center by CMS, and no other entity, ambulatory surgery center, or location bills under the number assigned to a particular center, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. Schedule 5.7(b) of the Tenet Disclosure Schedules lists all of the Medicare and Medicaid provider numbers, license numbers, CONs and accreditations held by or used by the Tenet Contributed Business. The Tenet Contributed Business and the Tenet Managed Facilities hold all Permits which are necessary to own, lease and operate its properties and to carry on its business in all respects as currently conducted, except for such Permits which if not held would not, individually or in the aggregate, have a Tenet Material Adverse Effect, and also lists all deficiency notices that have not been corrected and plans of correction that have not been completed or accepted by the relevant regulatory authority on or prior to the date of this Agreement. The Permits are valid and in full force and effect, and no material violations of any such Permits have occurred or been alleged in a writing by a Governmental Authority to have occurred, other than any surveys or deficiencies for which the Tenet Contributed Companies or Tenet Managed Facilities have submitted plans of correction that have been accepted or approved by the applicable Governmental Authority, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. Furthermore, except as disclosed on Schedule 5.7(b) of the Tenet Disclosure Schedules, no investigations or proceedings are pending or, to the knowledge of Tenet, threatened, that would have the effect of terminating, revoking, limiting, suspending, restricting, impairing or otherwise adversely affecting Permits, including the transfer or renewal of any of the Permits, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. Each physician investor in a center included in the Tenet Contributed Business is duly licensed and authorized to practice medicine in the applicable state of ownership, is a member in good standing on the medical staff of the applicable center. No Permit is held in the name of any employee, officer, director, stockholder, co-venturer, partner, agent or otherwise on behalf of the Tenet Contributed Business, except for such Permits the failure to be held by the Tenet Contributed Business which would not, individually or in the aggregate, have a Tenet Material Adverse Effect.

Section 5.8 Litigation. There is no action, suit, investigation, complaint, demand, summons, subpoena, injunction, or other proceeding pending or, to the knowledge of Tenet, threatened by or against the Tenet Contributed Business, or any of the Tenet Managed Facilities, any of their properties or assets, or any officer or director of the Tenet Contributed Companies (in such individual’s capacity as an officer or director of the Tenet Contributed Companies), which, (a) involves any injunctive or equitable relief or criminal violations, (b) if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would be adverse to the Tenet Contributed Business, taken as a whole, in any material respect or (c) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. There is no Order outstanding against the Tenet Contributed Business or any of the Tenet Managed Facilities, which impedes in any manner the ongoing operation of the Tenet Contributed Business or any of the Tenet Managed Facilities, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.9 Employee Benefit Plans.

(a) Tenet has made available to Ulysses Holdings a true and complete list of each material (i) “employee benefit plan” (within the meaning of ERISA, section 3(3)), (ii) “multiemployer plans” (within the meaning of ERISA section 3(37)), and (iii) stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, under which any current or former employee, director, independent contractor or consultant of the Tenet Contributed Companies (or any of their respective dependents) has any present or future right to compensation or benefits or the Tenet Contributed Companies has any present or future liability (contingent or otherwise). All such plans, agreements, programs, policies and arrangements, other than Multiemployer Plans shall be collectively referred to as the “Tenet Plans.” With respect to each Tenet Plan, Tenet has made available to Ulysses Holdings a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter of the IRS, if applicable, (iii) any summary plan description and summaries of material modifications thereto and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b) With respect to the Tenet Plans, except as disclosed in the Tenet SEC Documents or to the extent that the inaccuracy of any of the representations set forth in this Section 5.9, individually or in the aggregate, has not been, and would not reasonably be expected to have a Tenet Material Adverse Effect:

(i) each Tenet Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no reportable event, as defined in section 4043 of ERISA, no prohibited transaction by the Tenet Contributed Business or, to the knowledge of Tenet, by any Person who the Tenet Contributed Business has an obligation to indemnify, as described in section 406 of ERISA or section 4975 of the Code, or accumulated funding deficiency, as defined in section 302 of ERISA and 412 of the Code, has occurred with respect to any Tenet Plan, and all contributions required to be made under the terms of any Tenet Plan have been timely made; and

(ii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Authority or by any plan participant or beneficiary pending, or to the knowledge of Tenet, threatened, relating to the Tenet Plans or the assets of any of the trusts under any of the Tenet Plans (other than routine claims for benefits).

(c) Each Tenet Plan intended to be qualified under section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Tenet Plan.

(d) Within the last year, the Tenet Contributed Business has not received any material written or oral communication from the PBGC with respect to any Tenet Plan subject to Title IV of ERISA.

(e) Neither the Tenet Contributed Business nor its ERISA Affiliates have any liability (contingent or otherwise) with respect to any plan subject to Title IV of ERISA or any Multiemployer Plan and neither the Tenet Contributed Companies, nor any ERISA Affiliates is required to contribute to any Multiemployer Plan or has incurred any liability to any Multiemployer Plan as a result of a complete, partial or mass withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full. Except as set forth on Schedule 5.9 of the Tenet Disclosure Schedules, none of the Tenet Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law).

(f) Except as set forth on Schedule 5.9 of the Tenet Disclosure Schedules, none of the Tenet Plans provide for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(g) The Tenet Contributed Business is not party to any Tenet Plan, Contract or other arrangement with respect to which the transactions contemplated by this Agreement could reasonably be expected, alone or in combination with any other events, to (i) result in the payment of any “excess parachute payments” within the meaning of section 280G of the Code, (ii) obligate it to make any payments that would be includible by any Person in gross income pursuant to section 457A of the Code, or (iii) obligate it to make any payments that will not be fully deductible under section 162(m) of the Code. The Tenet Contributed Business has no obligation to “gross up” any Tax incurred by any individual, including any Tax incurred pursuant to section 409A or 4999 of the Code.

(h) To the knowledge of Tenet, each Tenet Plan that is a “nonqualified deferred compensation plan” within the meaning of section 409A(d)(1) of the Code has materially complied in form and operation with the requirements of section 409A of the Code as in effect from time to time.

Section 5.10 Labor and Employment Matters.

(a) Except as set forth on Schedule 5.10 of the Tenet Disclosure Schedules, none of the Tenet Contributed Companies is a party to or otherwise subject to any Contract or collective bargaining agreement with any labor organization or other employee representative body, and no such Contract or agreement is being negotiated by the Tenet Contributed Companies. No employee of the Tenet Contributed Business is represented by any labor organization or other employee representative body. No petition for representation of any employees of the Tenet Contributed Business has been filed with any Governmental Authority. No labor dispute or unfair labor practice charge or complaint is pending or, to the knowledge of Tenet, has been threatened against any of the Tenet Contributed Companies, and there have been no such disputes, charges or complaints in the past three years, except for such disputes charges or complaints as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. There is no work slowdown or stoppage, picketing or strike pending, or to the knowledge of Tenet, threatened, against any of the Tenet Contributed Companies, and there have been no such activities for the past three years, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. To the knowledge of Tenet, there is no effort by or on behalf of any labor union or other employee representative body to organize any employees of the Tenet Contributed Business, and there have been no such efforts for the past three years. No notice, consent or consultation obligations with respect to any employees of the Tenet Contributed Business, or any labor organization or other employee representative body representing employees of the Tenet Contributed Business, will be triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) Except as set forth on Schedule 5.10 of the Tenet Disclosure Schedules, as of the date of hereof, (i) there is no Action pending (or, to the knowledge of Tenet, threatened) by or before any Governmental Authority with respect to the Tenet Contributed Business concerning employment-related matters and (ii) no current or former applicant, employee or independent contractor of the Tenet Contributed Business has brought any Action (or, to the knowledge of Tenet, has threatened to bring any Action) against or affecting the Tenet Contributed Business.

Section 5.11 Title to, Sufficiency and Condition of Assets.

(a) Except as set forth on Schedule 5.11 of the Tenet Disclosure Schedules or as would not, individually or in the aggregate, have a Tenet Material Adverse Effect, (i) the Tenet Contributed Business has good and valid title to or a valid leasehold interest in all of their assets, including the assets reflected on the Tenet Balance Sheet or acquired in the ordinary course of business since the date of the Tenet Balance Sheet; (ii) the assets owned or leased by the Tenet Contributed Business constitute all of the assets necessary for NewCo to carry on the Tenet Contributed Business as currently conducted; and (iii) none of the assets owned or leased by the Tenet Contributed Business is subject to any Encumbrance, other than (w) purchase money security interests granted by the Tiger Contributed Business in the ordinary course of business, (x) liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP, (y) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of the Tenet Contributed Business consistent with past practice, and (z) any such matters of record,

Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Tenet Contributed Business as currently conducted, taken as a whole.

(b) All tangible assets owned or leased by the Tenet Contributed Business have been maintained in accordance with generally accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect.

Section 5.12 Real Property. Schedule 5.12 of the Tenet Disclosure Schedules sets forth a true and complete list of all Tenet Owned Real Property and Tenet Leased Real Property. Except as set forth in Schedule 5.12 of the Tenet Disclosure Schedules, the Tenet Contributed Business has (i) good and marketable title in fee simple to all Tenet Owned Real Property and (ii) good and marketable leasehold title to all Tenet Leased Real Property, in each case together with all plants, buildings, improvements and fixtures thereon, free and clear of all Encumbrances, except in the case of (i) and (ii) as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. No parcel of Tenet Real Property is or is threatened to become subject to any governmental decree or order to be sold or is or is threatened to being condemned, expropriated or otherwise taken by any public authority, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. True and complete copies of all material leases and title documents (including all amendments) in respect of or affecting any Tenet Real Property have been made available to Ulysses Holdings.

Section 5.13 Taxes.

(a) Each of the Tenet Contributed Companies has accurately prepared and timely filed all income and other Returns required to be filed by it, and all other income and other material Returns relating to the Tenet Contributed Business have been accurately prepared and timely filed, except, in each case, as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. All such Returns are accurate, complete and correct in all respects and no Return contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. All transactions between any Tenet Contributed Company and any Related Party that is not a member of the U.S. federal consolidated income tax group of which such Tenet Contributed Company is also a member are on arm’s length terms for purposes of the relevant transfer pricing Laws.

(b) Each Tenet Contributed Company has timely paid all Taxes that have become due and payable (whether or not shown on a Return) and has adequately provided for in the Tenet Financial Statements in accordance with GAAP, for all Taxes that have accrued but are not yet due or payable as of the dates thereof, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. The provisions for Taxes currently payable on the Tenet Financial Statements are at least equal, as of the date thereof, to all unpaid Taxes of the Tenet Contributed Companies, whether or not disputed.

(c) To Tenet’s knowledge, no claim is being made by any taxing authority in any jurisdiction where a Tenet Contributed Company does not file Returns that such Tenet Contributed Company is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any open Returns have been given by or is presently being requested from any Tenet Contributed Company.

(d) No claim for assessment or collection of Taxes is presently being asserted against any Tenet Contributed Company, there is no presently pending audit examination, request for information, refund, claim, litigation, proceedings, proposed adjustment or matter in controversy with respect to Taxes of or with respect to any Tenet Contributed Company, and Tenet has no knowledge that any such action or proceeding is being contemplated. All material deficiencies asserted or assessments made against any Tenet Contributed Company as a result of any examinations by any taxing authority since December 31, 2010 have been fully paid.

(e) There are no Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of any Tenet Contributed Company, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect.

(f) No Tenet Contributed Company is a party to or bound by any material tax indemnity, tax sharing, tax allocation or similar agreement other than any such agreement (i) as to which only Tenet Contributed Companies are parties; or (ii) customary Tax indemnifications contained in credit or other commercial lending agreements, stock or asset purchase agreements, or arrangements with landlords, lessors, customers and vendors.

(g) No Tenet Contributed Company is a party to or bound by any closing agreement, offer in compromise or any other agreement with any taxing authority, except as would not, individually or in the aggregate have a Tenet Material Adverse Effect.

(h) No Tenet Contributed Company will be required to include any item of income, or exclude any item of deduction from taxable income, for any taxable period ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement (as described in Code section 7121 or any similar provision of state, local or foreign legal requirements) executed on or prior to the Closing Date; (iii) “intercompany transaction” as defined in Treasury Regulations section 1.1502-13 (or any similar provision of state, local or foreign legal requirements); (iv) “excess loss account” as defined in Treasury Regulations section 1.1502-19 (or any similar provision of state, local or foreign legal requirements); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amounts received on or prior to the Closing Date; or (vii) election under Code section 108(i), except in each case of (i) through (vii) as would not, individually or in the aggregate, have a Tenet Material Adverse Effect.

(i) No Tenet Contributed Company is, or has been, a United States real property holding corporation, as defined in section 897(c)(2) of the Code, during the applicable period specified in section 897(c)(1)(A) of the Code.

(j) No Tenet Contributed Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in section 355 of the Code.

(k) No Tenet Contributed Company has participated in any transaction which was or is a “tax shelter” transaction as defined in sections 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related guidance from the IRS. No Tenet Contributed Company has engaged in any reportable transaction within the meaning of section 1.6011-4(b) of the Treasury Regulations.

Section 5.14 Intellectual Property. Schedule 5.14 of the Tenet Disclosure Schedules sets forth a true and complete list of all material patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, and registered copyrights and applications for registration of copyrights owned by the Tenet Contributed Companies and used in the Tenet Contributed Business. To the knowledge of Tenet, no claim has been asserted or threatened that the use or exploitation by the Tenet Contributed Business of any Intellectual Property owned by Tenet Contributed Business infringes the Intellectual Property of any third party, except as would not, and would not reasonably be expected to individually or in the aggregate, have a Tenet Material Adverse Effect.

Section 5.15 Environmental Matters.

(a) Except as have not had or would not, individually or in the aggregate, have a Tenet Material Adverse Effect, (i) the Tenet Contributed Business is and has been in compliance with all applicable Environmental Laws and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated; (ii) to the knowledge of Tenet, no Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances nor any Remediation or corrective action of any kind relating thereto, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) currently or formerly owned, leased or operated by or for the Tenet Contributed Business or any predecessor company; (iii) there is no pending or, to the knowledge of Tenet, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of Tenet, threatened Action with respect to the Tenet Contributed Business relating to Hazardous Substances or otherwise under any Environmental Law.

(b) Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal, except in each case as would not, individually or in the aggregate, have a Tenet Material Adverse Effect.

Section 5.16 Tenet Material Contracts.

(a) Except as set forth in Schedule 5.16(a) of the Tenet Disclosure Schedules, the Tenet Contributed Business is not a party to or bound by any Contract (other than a Tenet Plan) of the following nature (such Contracts as are required to be set forth in Schedule 5.16(a) of the Tenet Disclosure Schedules being “Tenet Material Contracts”):

(i) any Contract relating to or evidencing Indebtedness in excess of $1,000,000;

(ii) any Contract pursuant to which the Tenet Contributed Business or the Tenet Contributed Companies or any of their Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements, in excess of $1,000,000;

(iii) any Contract with any Related Party of the Tenet Contributed Business, the Tenet Contributed Companies or any of their Subsidiaries, other than with other Tenet Contributed Companies or their Subsidiaries;

(iv) any Contract that limits, or purports to limit, the ability of the Tenet Contributed Business, the Tenet Contributed Companies or any of their Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Tenet Contributed Business, the Tenet Contributed Companies or any of their Subsidiaries, other than in non-binding letters of intent or confidentiality agreements, to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(v) any Contract that requires a consent as a result of consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise contains a provision relating to a “change of control” which would be triggered by consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(vi) any joint venture Contract with a third-party relating to the provision of services by the Tenet Contributed Business which joint venture would be terminable by such third party upon, or as a consequence of, the consummation of the transactions contemplated by this Agreement;

(vii) any Contract with respect to any acquisition pursuant to which the Tenet Contributed Business, the Tenet Contributed Companies or any of their Subsidiaries has continuing “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $2,000,000;

(viii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Tenet Contributed Business, in excess of $5,000,000;

(ix) any Contract relating to settlement of any administrative or judicial proceedings in excess of $750,000 within the past two years; and

(x) any other Contract (other than managed care contracts or third party payor contracts), whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $500,000 on an annual basis or in excess of $3,000,000 over the current Contract term, (B) is material to the business, operations, assets, financial condition, results of operations or prospects of the Tenet Contributed Business, taken as a whole.

(b) Each Tenet Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on materially similar terms immediately following the Closing Date. Neither the Tenet Contributed Business nor, to the knowledge of Tenet, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any (i) Tenet Material Contract, or (ii) other Contract that is a management or other similar or related agreement or other Contract between or among Tenet Managed Facilities or any affiliate thereof, on the one hand, and the Tenet Contributed Business, the Tenet Contributed Companies or any of their Subsidiaries, on the other hand (such Contracts described in this clause (b)(ii) the “Tenet Management Contracts”), nor has the Tenet Contributed Business, the Tenet Contributed Companies or any of their Subsidiaries received any claim of any such breach, violation or default, except for such breach, violation or default as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. Tenet has made available to Ulysses Holdings true and complete copies of all Tenet Material Contracts, including any amendments thereto.

Section 5.17 Affiliate Interests and Transactions. There is no undisclosed agreement, arrangement or understanding between the Tenet Contributed Business and Tenet or any Affiliate thereof, or any of their respective officers, directors or employees or any family member thereof, nor any advances or other amounts owing to the Tenet Contributed Business by any Related Party. No Related Party (a) owns any interest in any property, assets or rights used in the Tenet Contributed Business (other than ownership of the equity interests in the Tenet Contributed Companies), or (b) is involved in any business dealings or transactions with the Tenet Contributed Business, in each case other than in the ordinary course of business at prevailing market terms and no such business dealings or transactions involve any material ongoing financial liability of the Tenet Contributed Companies.

Section 5.18 Regulatory Matters. Except as set forth on Schedule 5.18 of the Tenet Disclosure Schedules:

(a) The Tenet Contributed Business and the Tenet Manages Facilities are in material compliance with all Laws applicable to the Tenet Contributed Business, including but not limited to, Laws, formal guidance, CMS manuals, decrees and orders relating to environmental, occupational, and health standards, Medicare, Medicaid, TRICARE (and similar or related state programs), antitrust, monopoly, restraint of trade or unfair competition laws, in each case to the extent applicable, and, since January 1, 2011, none of the Tenet Contributed Companies has violated any such Laws, in each case except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. Since January 1, 2011, the Tenet Contributed Business has not received any written notice from a Governmental Authority to the effect that, or otherwise been advised by a Governmental Authority in writing that, the Tenet Contributed Business is non-compliant with any applicable Law, and Tenet does not reasonably expect that any existing circumstances are likely to result in a violation of any Law by the Tenet Contributed Business, except as would not, individually or in the aggregate have a Tenet Material Adverse Effect. The Tenet Contributed Business has not knowingly submitted any false or fraudulent claim to any third party payor, has not received any written notice from any third party payor for any allegation of a material overpayment, false claim or fraudulent billing practice by the Tenet Contributed Business, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. All billing practices of the Tenet Contributed Business and the Tenet Managed Facilities are in compliance with all applicable Laws, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect, and the Tenet Contributed Business has not knowingly billed for or received (by reason of impermissible billing practices) any payment or reimbursement, except as would not, individually or in the aggregate, adverse affect the Tenet Contributed Business, taken as a whole, in any material respect. Since January 1, 2011, the Tenet Contributed Companies have not, nor to Tenet Contributed Companies’ knowledge, no investor has, knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral, that violated any applicable anti-kickback law (including without limitation 42 U.S.C. § 1320a-7b(b)), except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. None of the ambulatory surgery centers comprising part of the Tenet Contributed Business provide services included as “designated health services” under 42 U.S.C. 1395nn. The Tenet Contributed Business and the Tenet Managed Facilities have taken reasonable measures as reasonably necessary to ensure compliance with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, as amended, HITECH, Title XIII of the American Recovery and Reinvestment Act of 2009 and all material state privacy laws with respect to sensitive personal information. No Tenet Contributed Company or Tenet Managed Facility (i) is a party to a Corporate Integrity Agreement with the office of the Inspector General of the Department of Health and Human Services; (ii) has any material reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority; or (iii) is, to the knowledge of Tenet and its Subsidiaries, a defendant in any qui tam/false claims, or other regulatory investigation.

(b) Since January 1, 2011, neither the Tenet Contributed Companies nor, to the knowledge of Tenet, any Tenet Managed Facility, officer, director, employee or agent acting on behalf of or for the benefit of Tenet or any of its Subsidiaries or the Tenet Managed Facilities, has, directly or indirectly, (i) paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, referral sources or third-party payors to obtain business or payments from such person, other than in compliance with applicable Laws; (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, referral source, third-party payor or any other person; and (iii) made any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, where the contribution, payment or gift is or was illegal under applicable Laws, except for each of (i), (ii) and (iii) as would not, individually or in the aggregate, have a Tenet Material Adverse Effect.

(c) Since January 1, 2011, the Tenet Contributed Business and to the knowledge of Tenet, the Tenet Managed Facilities, have filed all reports required to be filed in connection with all Medicare, Medicaid programs and other federal and state health care reimbursement programs, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect, and which reports are complete and correct in all respects, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. The Tenet Contributed Business and to the knowledge of Tenet, the Tenet Managed Facilities, have received no written notice of, and to the knowledge of Tenet, there are no claims, actions, payment reviews or, other than those that occur in the ordinary course of business or that are set forth in Schedule 5.18(c) of the Tenet Disclosure Schedules, appeals pending or threatened by or before any commission, board or agency, including any intermediary or carrier, the Administrator of the CMS, or any applicable federal or state program, with respect to any Medicare or Medicaid claims filed by the Tenet Contributed Business, and to the knowledge of Tenet, the Tenet Managed Facilities, on or before the date hereof, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect. To the knowledge of Tenet, no validation review or program integrity review related to the Tenet Contributed Business is pending with any commission, board or agency in connection with the Medicare, Medicaid or other federal or state health care reimbursement programs, and no such reviews are scheduled or, to the knowledge of Tenet, threatened against or affecting the Tenet Contributed Business or the consummation of the transactions contemplated hereby, except as would not, individually or in the aggregate, have a Tenet Material Adverse Effect.

(d) None of Tenet’s or its Subsidiaries’ current directors, limited liability company managers, officers, employees, independent contractors, nor to Tenet’s or its Subsidiaries’ knowledge, investors or any Tenet Managed Facility is or ever has been (i) debarred, excluded or suspended from participating in any federal health care program, (ii) subject to sanction, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any federal health care program requirement or healthcare Law, (iii) listed on the General Services Administrative published list of parties excluded from federal procurement programs and non-procurement programs, or (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(e) Tenet and its Subsidiaries and to the knowledge of Tenet, the Tenet Managed Facilities, maintain an effective voluntary compliance program to promote compliance with applicable Laws that is consistent with model compliance guidance issued by the United States Department of Health and Human Services Office of Inspector General and applicable Laws and regulations.

Section 5.19 Brokers. No broker, finder or agent is entitled to any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Tenet or the Tenet Contributed Business.

Section 5.20 Tenet Reorganization. As of the Closing, the Tenet Contributed Companies will have no, and NewCo, the Ulysses LLCs and Ulysses Holdings will not become subject to any, liabilities, primary or secondary, direct or indirect, liquidated, absolute, determined, determinable, accrued, contingent or otherwise, arising out of, relating to, or in connection with the Tenet Reorganization.

Section 5.21 Financial Capability. Tenet will have, as of the Closing, sufficient cash to make the payments required by it under Article III and to pay its fees and expenses hereunder.

Section 5.22 Contributed Liabilities. As of the Closing, the only liabilities and obligations Tenet shall have intended to convey as part of the Tenet Contributed Companies shall be such liabilities and obligations as are arising from, related to and with respect to the Tenet Contributed Business.

Section 5.23 NewCo. NewCo is an entity newly-formed by Tenet for the purposes of entry into this Agreement and the Ancillary Agreements to which it is a party and participating in the transactions contemplated hereby and thereby, and (x) at no time prior to the Closing has had any assets, liabilities or business operations, except for its rights and obligations under this Agreement and (y) as of the Closing shall only have the assets, liabilities and business operations contemplated by this Agreement and the Ancillary Agreements.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF NEWCO

Section 6.1 Organization. NewCo is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 6.2 Authority. NewCo has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by NewCo of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by NewCo of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of NewCo. No other corporate proceedings on the part of NewCo are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which NewCo will be a party will have been, duly executed and delivered by NewCo and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which NewCo will be a party will constitute, the legal, valid and binding obligation of NewCo, enforceable against NewCo in accordance with their respective terms.

Section 6.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by NewCo of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of NewCo;

(ii) conflict with or violate any Law applicable to NewCo; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which NewCo is a party; except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of NewCo to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b) NewCo is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by NewCo of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 6.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of NewCo.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business Prior to the Contribution Closing. During the period from the date of this Agreement to the Closing, except as expressly contemplated by this Agreement, except as specifically set forth in Schedule 7.1 of the Ulysses Disclosure Schedules or Schedule 7.1 of the Tenet Disclosure Schedules, as applicable, and except with the prior consent of Tenet or Ulysses Holdings, as applicable, (which consent shall not be unreasonably withheld, conditioned or delayed), Ulysses Holdings shall, and shall cause each of its Subsidiaries, and Tenet shall cause the Tenet Contributed Companies and the Tenet Contributed Business, to (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action that would prohibit or materially impair or delay the ability of either Ulysses Holdings or Tenet to obtain any necessary approvals of any regulatory agency or other Governmental Authority required for the transactions contemplated hereby or to consummate the transactions contemplated hereby.

Section 7.2 Ulysses Holdings Forbearances.Without limiting the generality of Section 7.1, during the period from the date of this Agreement until the Effective Time, except as set forth in Schedule 7.2 of the Ulysses Disclosure Schedules and except as required by Law or as expressly contemplated by this Agreement (including with respect to the Ulysses Reorganization), Ulysses Holdings will not, and will not permit any of its Subsidiaries to, without the prior written consent of Tenet:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents, except for amendments to any such organizational documents of Subsidiaries of Ulysses Holdings that are entered into in the ordinary course of business consistent with past practice;

(b) issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of Ulysses Holdings or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity or ownership interest in Ulysses Holdings or any of its Subsidiaries, other than any (x) issuances or sales of equity from Subsidiaries of Ulysses Holdings to Ulysses Holdings or other Subsidiaries of Ulysses Holdings or in connection with the hiring of any new employees at Ulysses Holdings or any of its Subsidiaries or any Ulysses Managed Facility consistent with past practices or (y) issuances upon the exercise or conversion of options, warrants, convertible securities or other rights of any kind to acquire equity interests or (ii) any properties or assets of Ulysses Holdings or any of its Subsidiaries other than (x) sales or transfers of inventory in the ordinary course of business consistent with past practice, (y) the disposition of equipment or other assets in connection with the relocation or closure of a facility or (z) the sale or disposition of properties or assets not to exceed $5,000,000 in the aggregate;

(c) directly or indirectly (x) acquire or agree to acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, other than for acquisitions (i) pursuant to Ulysses Material Contracts existing as of the date hereof, of interests in Subsidiaries of Ulysses Holdings, Ulysses Managed Facilities or any other Person in which Ulysses Holdings or any of its Subsidiaries or any joint ventures to which either is a party and has an interest as of the date hereof, and (ii) any acquisitions of Persons in the Acquisition Pipeline of Ulysses Holdings or Additional Acquisitions, or (y) enter into any joint venture, partnership, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement, other than with Ulysses Holdings, Subsidiaries of Ulysses Holdings or Ulysses Managed Facilities in the ordinary course of business consistent with past practice;

(d) declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any of its capital stock or other equity or ownership interest, other than in the ordinary course of business from one wholly-owned Subsidiary to another wholly-owned Subsidiary;

(e) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest, or make any other change with respect to its capital structure, other than in the ordinary course of business consistent with past practice;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Ulysses Holdings or any of its Subsidiaries, or otherwise alter Ulysses Holdings’ or a Subsidiary’s corporate structure, other than in connection with acquisitions of Persons in the Acquisition Pipeline of Ulysses Holdings;

(g) (i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, in each case other than Indebtedness (x) not in excess of $2,500,000 individually or $10,000,000 in the aggregate (so long as such Indebtedness so incurred can be repaid at Closing) or (y) incurred to close acquisitions in the Acquisition Pipeline of Ulysses Holdings, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than any loans or advances to, or investments in, Subsidiaries of Ulysses Holdings, Ulysses Managed Facilities or any other Person in which Ulysses Holdings or any of its Subsidiaries or any joint ventures to which either is a party existing on the date of this Agreement in the ordinary course of business consistent with past practice or pursuant to Ulysses Material Contracts with any such Person in effect as of the date hereof;

(h) amend, waive, modify or consent to the termination of any Ulysses Material Contract, or amend, waive, modify or consent to the termination of Ulysses Holdings’ or any of its Subsidiaries’ rights thereunder, or enter into any material Contract other than in the ordinary course of business consistent with past practice;

(i) authorize, or incur or commit to incur any capital expenditure or any obligations or liabilities in respect thereof, except for any capital expenditures not to exceed $5,000,000 individually or $30,000,000 in the aggregate;

(j) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year and a rental obligation exceeding $2,500,000 per year in any single case, other than in the ordinary course of business consistent with past practices;

(k) except as required by applicable Law or the terms of an existing Ulysses Plan made available to Tenet (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with respect to any officer or director, (ii) increase benefits payable to any Person under any existing severance or termination pay policies, (iii) establish, adopt or amend any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, or (iv) increase compensation, bonus or other benefits payable to any officer or director or, other than in the ordinary course of business consistent with past practice, any other employee with an annual salary of more than $200,000 per year, in each case, only to the extent any such action would be applicable to an individual that will be an employee of NewCo following Closing;

(l) negotiate, enter into, amend or extend any Contract with a labor organization or other employee representative body;

(m) enter into, modify or amend any Contract or transaction with any Related Party other than Ulysses Holdings or Subsidiaries of Ulysses Holdings;

(n) make any change in any method of accounting or accounting practice or policy, except as required by GAAP, as agreed to by its independent public accountants;

(o) take any action with the knowledge that such action would, or is reasonably likely to, prevent the transactions contemplated hereby from qualifying as an exchange within the meaning of section 351 of the Code;

(p) (i) make or change any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any material method of tax accounting except as required by applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(q) cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(r) settle, or make a binding offer or proposal to settle, any litigation, investigation, arbitration, proceeding or other claim (other than with respect to the settlement of claims in the ordinary course of business consistent with past practice) involving or against Ulysses Holdings or any of its Subsidiaries involving (i) any injunctive, equitable or criminal liabilities or (ii) monetary remedies with a value in excess of $1,000,000 with respect to any individual litigation, arbitration or proceeding or $10,000,000 in the aggregate;

(s) collect, or accelerate the collection of, any accounts receivable or pay, or delay the payment of, any accounts payable, including with respect to any balances due to affiliates, in a manner inconsistent with the operation of the business in the ordinary course consistent with past practice;

(t) take any action with the knowledge that such action would, or is reasonably likely to, prevent the Tenet Contribution from qualifying as an exchange within the meaning of section 351 of the Code; or

(u) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 7.3 Tenet Forbearances. Without limiting the generality of Section 7.1, during the period from the date of this Agreement until the Effective Time, except as set forth in Schedule 7.3 of the Tenet Disclosure Schedules and except as required by Law or as expressly contemplated by this Agreement (including with respect to the Tenet Reorganization), Tenet will not permit the Tenet Contributed Business to, without the prior written consent of Ulysses Holdings:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents, except for amendments to any such organizational documents of the Tenet Contributed Companies or the Tenet Contributed Business that are entered into in the ordinary course of business consistent with past practice;

(b) issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Tenet Contributed Companies, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity or ownership interest in the Tenet Contributed Companies, other than (x) in connection with the hiring of any new employees at the Tenet Contributed Companies or any Tenet Managed Facility consistent with past practices or (y) issuances upon the exercise or conversion of options, warrants, convertible securities or other rights of any kind to acquire equity interests or (ii) any properties or assets of the Tenet Contributed Companies, other than (x) sales or transfers of inventory in the ordinary course of business consistent with past practice, (y) the disposition of equipment or other assets in connection with the relocation or closure of a facility or (z) the sale or disposition of properties or assets not to exceed $2,000,000 in the aggregate;

(c) directly or indirectly (x)acquire or agree to acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, other than for acquisitions (i) pursuant to Tenet Material Contracts existing as of the date hereof, of interests in the Tenet Contributed Companies, Tenet Managed Facilities or any other Person in which the Tenet Contributed Companies or any joint ventures to which either is a party and has an interest as of the date hereof, and (ii) any acquisitions of Persons in the Acquisition Pipeline of the Tenet Contributed Companies or Additional Acquisitions, or (y) enter into any joint venture, partnership, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement, other than with Tenet Contributed Companies or their Subsidiaries or Tenet Managed Facilities in the ordinary course of business consistent with past practice;

(d) declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any of its capital stock or other equity or ownership interest, other than in the ordinary course of business from one wholly-owned Subsidiary to another wholly-owned Subsidiary;

(e) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest, or make any other change with respect to its capital structure, other than in the ordinary course of business;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Tenet Contributed Company, or otherwise alter any Tenet Contributed Company’s corporate structure, other than in connection with acquisitions of Persons in the Acquisition Pipeline of Tenet;

(g) (i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, in each case other than Indebtedness not in excess of $1,000,000 individually or $4,000,000 in the aggregate (so long as such Indebtedness so incurred can be repaid at Closing), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (provided, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict the ability of Tenet to incur any Indebtedness that does not result in any Encumbrance on the Tenet Contributed Business)

(h) amend, waive, modify or consent to the termination of any Tenet Material Contract, or amend, waive, modify or consent to the termination of the Tenet Contributed Business’ rights thereunder, or enter into any material Contract other than in the ordinary course of business consistent with past practice;

(i) authorize, or incur or commit to incur any capital expenditure or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Schedule 7.3(i) of the Tenet Disclosure Schedules and (ii) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $4,000,000 in the aggregate;

(j) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year and a rental obligation exceeding $1,000,000 per year in any single case, other than in the ordinary course of business consistent with past practices;

(k) except as required by applicable Law or the terms of an existing Tenet Plan made available to Ulysses Holdings (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with respect to any officer or director, (ii) increase benefits payable to any Person under any existing severance or termination pay policies, (iii) establish, adopt or amend any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, or (iv) increase compensation, bonus or other benefits payable to any officer or director or, other than in the ordinary course of business consistent with past practice, any other employee with an annual salary of more than $200,000 per year, in each case, only to the extent any such action would be applicable to an individual that will be an employee of NewCo following Closing;

(l) negotiate, enter into, amend or extend any Contract with a labor organization or other employee representative body

(m) enter into, modify, or amend any Contract or transaction with any Related Party other than with other Tenet Contributed Companies;

(n) make any change in any method of accounting or accounting practice or policy, except as required by GAAP, as agreed to by its independent public accountants;

(o) take any action with the knowledge that such action would, or is reasonably likely to, prevent the transactions contemplated hereby from qualifying as an exchange within the meaning of section 351 of the Code;

(p) (i) make or change any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any material method of tax accounting except as required by applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(q) cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(r) settle, or make a binding offer or proposal to settle, any litigation, investigation, arbitration, proceeding or other claim (other than with respect to the settlement of claims in the ordinary course of business consistent with past practice) involving or against the Tenet Contributed Business involving (i) any injunctive, equitable or criminal liabilities or (ii) monetary remedies with a value in excess of $1,000,000 with respect to any individual litigation, arbitration or proceeding or $3,000,000 in the aggregate;

(s) collect, or accelerate the collection of, any accounts receivable or pay, or delay the payment of, any accounts payable in a manner materially inconsistent with the operation of the business in the ordinary course;

(t) take any action with the knowledge that such action would, or is reasonably likely to, prevent the Ulysses Holdings Contribution from qualifying as an exchange within the meaning of section 351 of the Code; or

(u) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 7.4 Control of Other Party’s Business. Nothing contained in this Agreement will give Ulysses Holdings or any of its Subsidiaries, directly or indirectly, the right to control Tenet or the Tenet Contributed Business or direct the business or operations of Tenet or the Tenet Contributed Business. Nothing contained in this Agreement will give Tenet or the Tenet Contributed Business, directly or indirectly, the right to control Ulysses Holdings or any of its Subsidiaries, or direct the business or operations of Ulysses Holdings or its Subsidiaries. Prior to the Closing, each of Ulysses Holdings and Tenet will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Ulysses Holdings or Tenet in violation of any applicable Law.

Section 7.5 Exclusivity.

(a) From and after the date of this Agreement until the Closing Date (or the earlier termination of this Agreement), Ulysses Holdings and its Subsidiaries shall not, directly or indirectly through any officer, director, employee, representative or agent of Ulysses

Holdings or its Subsidiaries or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or any part of its assets (other than immaterial assets in the ordinary course of business consistent with past practice), sale of shares of capital stock or similar transactions involving Ulysses Holdings or any of its Subsidiaries other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals, a “Ulysses Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Ulysses Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Ulysses Acquisition Proposal.

(b) Ulysses Holdings shall notify Tenet as promptly as possible (and no later than 24 hours) after receipt by Ulysses Holdings (or its advisors or Representatives) of any Ulysses Acquisition Proposal or any request for nonpublic information in connection with a Ulysses Acquisition Proposal or for access to the properties, books or records of Ulysses Holdings by any Person or entity that informs Ulysses Holdings (or its advisors or Representatives) that it is considering making, or has made, a Ulysses Acquisition Proposal. Such notice shall be made in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, each to the extent then known by Ulysses Holdings.

(c) From and after the date of this Agreement until the Closing Date (or the earlier termination of this Agreement), Tenet shall not, directly or indirectly through any officer, director, employee, representative or agent of the Tenet Contributed Business or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or any part of the assets of (other than immaterial assets in the ordinary course of business consistent with past practice), sale of shares of capital stock or similar transactions, principally involving the Tenet Contributed Business other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals, a “Tenet Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Tenet Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Tenet Acquisition Proposal.

(d) Tenet shall notify Ulysses Holdings as promptly as possible (and no later than 24 hours) after receipt by Tenet (or its advisors or Representatives) of any Tenet Acquisition Proposal or any request for nonpublic information in connection with a Tenet Acquisition Proposal or for access to the properties, books or records of the Tenet Contributed Business by any Person or entity that informs Tenet (or its advisors or Representatives) that it is considering making, or has made, a Tenet Acquisition Proposal. Such notice shall be made in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, each to the extent then known by Tenet.

Section 7.6 Notification of Certain Matters; Supplements to Disclosure Schedules. Each party shall give prompt written notice to the other parties of (a) the occurrence or non-occurrence of any event that would render any representation or warranty herein, if made on or immediately following the date of such event, untrue or inaccurate, including any change required with respect to the Schedules hereto; (b) any event, change or development that has had or is reasonably likely to have a Ulysses Material Adverse Effect or Tenet Material Adverse Effect; (c) any failure to comply with any covenant or agreement to be complied with by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the other party’s obligations hereunder; (d) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the consummation of the transactions contemplated by this Agreement; or (e) any Action pending or threatened in connection with the transactions contemplated by this Agreement. No such notice shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Article VIII, or the compliance with any covenant set forth herein.

Section 7.7 Access to Information; Confidentiality. Upon reasonable notice and subject to applicable Law, Ulysses Holdings shall, and shall cause each of its Subsidiaries to, afford to Tenet and its representatives, and Tenet shall cause the Tenet Contributed Business to afford to Ulysses Holdings and its representatives, reasonable access during normal business hours in the period prior to the Closing Date to all of its properties, books, Contracts, commitments, management-level personnel and records and, during such period, each such party shall, and shall cause each of its Subsidiaries to, furnish promptly to such other party and its representatives such information concerning its business, properties and personnel as such other party may reasonably request. Notwithstanding the foregoing, neither party shall be required to provide access to or make available to any Person any document or information that is the subject of any confidentiality agreement with any third party (provided, that the withholding party uses reasonable efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client or work product privilege (provided, that the withholding party will use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege). All information furnished pursuant to this Section 7.7 shall be subject to the confidentiality agreement, dated as of June 25, 2014, between Welsh, Carson, Anderson & Stowe X, L.P. and Tenet (the “Confidentiality Agreement”). No investigation pursuant to this Section 7.7 or information provided, furnished, made available or delivered to either such party pursuant to this Section 7.7 or otherwise shall affect any representations or warranties of any party to this Agreement or conditions or rights of such parties contained in this Agreement.

Section 7.8 Consents and Filings.

(a) Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as soon as reasonably possible, the Closing and the other transactions contemplated by this Agreement in accordance with the terms hereof. Without limiting the generality of the foregoing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Closing, including using reasonable best efforts to accomplish the following: (i) obtain all required or advisable consents, approvals or waivers from third parties, including as required under any Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and (iii) make all necessary registrations, declarations and filings with any Governmental Authority, including filings required under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (an “Antitrust Authority”). In furtherance and not in limitation of the foregoing, Tenet and Ulysses Holdings each shall, no later than 5 Business Days following the execution and delivery of this Agreement, cause to be filed a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.8 necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable (but in any event prior to the Termination Date). Each party shall substantially comply with any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by an Antitrust Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby; provided, however, with respect to the issuance of any so-called “second request” for additional information or documentary material (or any equivalent subpoena or civil investigative demand) the parties are not required by this provision to substantially comply with any such request unless no other route to termination of the applicable HSR waiting period is available. Tenet, on the one hand, and the Ulysses LLCs, on the other hand, shall each be responsible for one-half of any filing and other similar fees payable in connection with the filing of a Notification and Report Form and any other submissions under the HSR Act. Notwithstanding anything herein to the contrary in this Agreement, Tenet shall not be required by this Section 7.8 or any other provision of this Agreement to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Tenet, Ulysses Holdings or any of their respective Affiliates or (ii) limit Tenet or NewCo’s freedom of action with respect to, or its ability to consolidate and control, Ulysses Holdings and its Subsidiaries or any of their assets or businesses or any of Tenet’s or its Affiliates’ other assets or businesses, and Ulysses Holdings shall not agree to take any such action, without the prior written consent of Tenet.

(b) Each party shall promptly furnish to the other party copies of any notices or written communications received by it or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and shall permit the other party’s counsel an opportunity to review in advance, and such party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Each party agrees to provide the other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c) Without limitation of any obligations of the parties hereunder, from and after the date of this Agreement (including following the Closing Date), Ulysses Holdings and the Ulysses LLCs shall use commercially reasonable efforts to obtain (and Tenet shall use its commercially reasonable efforts to assist and cooperate with Ulysses Holdings and the Ulysses LLCs in obtaining) documentation, in form and substance reasonably satisfactory to Tenet, evidencing that the counterparties to the Contracts set forth in Schedule 7.8(c) of the Ulysses Disclosure Schedules have (i) consented to the transactions contemplated hereby and have waived any termination, buyout, put/call or other rights which may be triggered in connection with the transactions contemplated hereby, and (ii) acknowledged and agreed that any exclusivity, restrictive covenants, non-competition or similar provisions in such Contracts will not apply to any existing or future businesses of Tenet or any of its Affiliates (other than NewCo); provided, that in no event shall Ulysses Holdings or the Ulysses LLCs be obligated to pay any amounts in seeking to obtain any acknowledgment or agreement contemplated by item (ii) above. All fees, costs and expenses incurred in connection with obtaining any third-party consents shall be Transaction Expenses of Ulysses Holdings.

Section 7.9 Termination of Related Party Agreements. At or prior to the Closing, Ulysses Holdings shall take all action necessary to cause all agreements between Ulysses Holdings or any of its Subsidiaries, on the one hand, and any of the holders of capital stock of Ulysses Holdings or Related Parties, on the other hand, to be terminated without any further liability or obligations on the part of Ulysses Holdings or any of its Subsidiaries. At or prior to the Closing, Tenet shall take all action necessary to cause all agreements between the Tenet Contributed Companies or any of their Subsidiaries, on the one hand, and any of the holders of capital stock of the Tenet Contributed Companies or Related Parties, on the other hand, other than the agreements specified on Schedule 7.9 of the Tenet Disclosure Schedules, to be terminated without any further liability or obligations on the part of the Tenet Contributed Companies or any of their respective Subsidiaries.

Section 7.10 Ulysses Stockholder Approval. Immediately following (and in any event within one hour, and prior to any public announcement, of) the execution of this Agreement, Ulysses Holdings shall deliver to Tenet written consents, in the form attached hereto as Exhibit A, signed by the holders of Ulysses Common Stock who hold the outstanding Ulysses Common Stock sufficient to constitute the Ulysses Stockholder Approval, in accordance with the DGCL and the certificate of incorporation and bylaws of Ulysses Holdings (the “Ulysses Stockholder Consent”).

Section 7.11 Public Announcements. The parties shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or in connection with any financing transaction undertaken in connection with this Agreement.

Section 7.12 Management Incentive Plan and Employee Waivers. Prior to Closing, Ulysses Holdings shall (a) deliver to Tenet documentation, in form and substance reasonably satisfactory to Tenet, executed by each Person listed in Schedule 7.12(a) of the Ulysses Disclosure Schedules and (b) use reasonable best efforts to deliver to Tenet documentation, in form and substance reasonably satisfactory to Tenet, executed by each other Person with an employment agreement, providing in each case that any change in status or reduction of duties or responsibilities directly resulting from the transactions contemplated by this Agreement shall not constitute “good reason” for purposes of determining such Person’s entitlement to severance benefits or the acceleration of any vesting or other rights under any employment agreement or otherwise. After the Closing, NewCo shall establish for the benefit of certain members of its management, as determined by NewCo’s board of directors, a management equity incentive plan.

Section 7.13 Further Assurances.

(a) Each party hereto shall, and shall cause its respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action any other party may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby.

(b) Without limiting the generality of the foregoing, if at any time following the Closing it becomes apparent that any entity or asset that should have been transferred in connection with this Agreement, either directly or indirectly pursuant to this Agreement was not so transferred, or any entity or asset unrelated to the business of NewCo was inadvertently transferred to NewCo, the parties hereto shall, and shall cause their applicable Affiliates to, as applicable, in each case as promptly as practicable: (A) transfer all rights, title and interest in such entity asset to the party to whom such entity or asset was intended to be transferred hereunder, in each case for no additional consideration; and (B) hold its right, title and interest in and to such entity or asset in trust for the applicable party until such time as such transfer is completed.

(c) Prior to and following the Closing, the parties shall undertake the steps set forth in Schedule 7.13(c) of the Tenet Disclosure Schedules.

Section 7.14 Financing Cooperation.

(a) Ulysses Holdings shall, and shall cause its Subsidiaries to use their reasonable best efforts to, and to cause its Affiliates and Representatives (including legal and accounting advisors) to, cooperate in connection with the arrangement of credit facilities and non-convertible debt securities financing that Tenet may seek in connection with the transactions contemplated hereby (the “Financing”), as may be reasonably requested by Tenet. Such cooperation shall include using reasonable best efforts in: (i) making senior management of Ulysses Holdings and its Subsidiaries available to participate in a reasonable number of meetings with prospective lenders and purchasers of the Financing, meetings with rating agencies and due diligence and drafting sessions with respect to the Financing, in each case at times and locations to be mutually agreed; (ii) assisting with the preparation of customary materials regarding Ulysses Holdings and its Subsidiaries for rating agency presentations, offering documents, registration statements and similar documents regarding Ulysses Holdings and its Subsidiaries required in connection with the Financing and providing customary authorization letters with respect to such materials regarding Ulysses Holdings and its Subsidiaries; (iii) furnishing Tenet with the Required Information; (iv) subject to the proviso in the definition of “Required Information,” providing Tenet information regarding Ulysses Holdings and its Subsidiaries reasonably requested by Tenet which is necessary to enable Tenet to prepare pro forma financial statements of the type and form that would be required by

Regulation S-X under the Securities Act for a registered public offering; and (v) causing Ulysses Public Filer’s auditors to provide customary (for financings similar to the Financing) “comfort letters” and consents to use of audit reports in connection with the Financing, in each case on customary terms and consistent with their customary practice and procedures. Notwithstanding the foregoing or any other provision of this Agreement, (A) none of the transactions contemplated by this Agreement, including the consummation thereof, nor the occurrence of the Closing shall be subject in any respect to the consummation of the Financing, (B) no cooperation with the Financing shall unreasonably interfere, as determined by Ulysses Holdings in good faith, with the ongoing business or operations of the Ulysses Holdings and its Subsidiaries and none of Ulysses Holdings or any of its Subsidiaries shall be required to take any action that unreasonably interferes with its ongoing business or operations; and (C) none of Ulysses Holdings or any of its Subsidiaries shall be required to take any action, commit to take any action or enter into any agreement, document or instrument, in each case, that (1) would encumber or require the delivery or pledge of any assets of Ulysses Holdings or any of its Subsidiaries prior to the Closing, (2) would result in a violation of Law or breach of any Contract or subject any of Ulysses Holdings or any of its Subsidiaries or their respective Representatives to any actual or potential liability or loss of any privilege, or (3) would result in any liability or any obligation under any definitive financing agreement or any related document, instrument or certificate or any other liability, potential liability or obligation in connection with the Financing prior to the Closing.

(b) Tenet shall use and shall cause its Affiliates to use their reasonable best efforts to cause the Financing to be consummated including (i) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Financing Agreements”), (ii) consummating the Financing on or prior to the Closing, (iii) paying in a timely manner any commitment fees or other amounts that are or become due and payable under or with respect to the Financing or any of the Definitive Financing Agreements, (iv) fully enforcing the obligations of the parties to the Financing and the Definitive Financing Agreements and Tenet’s rights under or with respect to the Financing and the Definitive Financing Agreements and (v) otherwise taking or causing to be taken all actions and to do or causing to be done all things reasonably necessary to arrange and obtain the Financing. Tenet shall keep Ulysses Holdings informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing, and shall provide Ulysses Holdings, upon reasonable request, with copies of any information and documentation regarding the Financing as shall be reasonably necessary to allow Ulysses Holdings to monitor the progress of the Financing including providing Ulysses Holdings with prompt notice of (A) any material breach or default by any party to the Financing or the Definitive Financing Agreements, (B) the receipt of any written communication with respect to any actual or potential material breach or default by any party to the Financing or the Definitive Financing Agreements or any termination of the Financing or the Definitive Financing Agreements or (C) any dispute or disagreement between or among the parties to any of the Financing or the Definitive Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded on the Closing Date.

(c) Ulysses Holdings will use its reasonable best efforts to update Required Information as may be necessary such that the Required Information does not, to the knowledge of Ulysses Holdings, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates thereto from time to time).

(d) As soon as reasonably practicable after receipt of a written request by Tenet to do so, Ulysses Holdings shall (i) prepare notices of redemption and satisfaction and discharge for the Ulysses Senior Notes pursuant to the applicable provisions of the Ulysses Senior Notes Indenture, (ii) use its reasonable best efforts to cause the Trustee (as defined in the Ulysses Senior Notes Indenture) to agree to proceed with the redemption and satisfaction and discharge of the Ulysses Senior Notes on notice of at least 35 days (or such shorter period as each such Trustee may agree to) before the redemption date, which notice may be subject to the consummation of the Closing, and use reasonable best efforts to cause the Trustee to provide the notice of redemption and satisfaction and discharge to the holders of the Ulysses Senior Notes following the Closing on the Closing Date, (iii) provide Tenet the reasonable opportunity to review and comment on each of the foregoing notices reasonably in advance of their delivery and (iv) use its reasonable best efforts to take all other actions and prepare and deliver all other documents (including any officer’s certificates and legal opinions) as may be required under the Ulysses Senior Notes Indenture to issue an irrevocable notice of redemption and satisfaction and discharge following the Closing on the Closing Date for such Ulysses Senior Notes (subject to the irrevocable deposit with the Trustee on the Closing Date of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums related to, the Ulysses Senior Notes, as arranged by Tenet) providing for the redemption and satisfaction and discharge of all of the outstanding aggregate principal amount of the Ulysses Senior Notes (together with all accrued and unpaid interest and applicable premiums related to the Ulysses Senior Notes) pursuant to the requisite provisions of the Ulysses Senior Notes Indenture.

Section 7.15 Tax Matters. At or prior to the Closing, each of Ulysses Holding I and Ulysses Holding II shall provide to Tenet a certificate, in a form reasonably acceptable to Tenet, satisfying the requirements of section 1.1445-2(b)(2) of the Treasury Regulations promulgated under the Code. At or prior to the Closing, Tenet shall provide to each of Ulysses Holding I and Ulysses Holding II a certificate, in a form reasonably acceptable to Tenet, satisfying the requirements of section 1.1445-2(b)(2) of the Treasury Regulations promulgated under the Code.

Section 7.16 Guarantee of Obligations. Until the Closing, Ulysses Holdings hereby unconditionally guarantees, as a primary obligor and not merely as a surety, all performance and payment obligations of the Ulysses LLCs under this Agreement and the Ancillary Agreements, including without limitation, the obligation to deliver the Ulysses Stockholder Consent, consummate the Ulysses Reorganization and consummate the Closing. Ulysses Holdings hereby waives any provision of any Law applicable hereto which restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of performance by an obligor with respect to whose obligations the guarantee or surety is provided.

Section 7.17 Release.

(a) As a material inducement to Tenet to enter into this Agreement, effective as of the Closing, the Ulysses LLCs, on behalf of themselves and Welsh, Carson, Anderson & Stowe X, L.P., and their respective past, present and future directors, managers, members, equityholders, officers, employees, successors and assigns, hereby absolutely, unconditionally and irrevocably, release and forever discharge Ulysses Holdings and its Subsidiaries and their respective past, present and future directors, officers, employees, successors and assigns, from the following: all claims (including any derivative claim on behalf of any Person), actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, Contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands, in each case to the extent arising out of, relating to, against or in any way connected with Ulysses Holdings or its Subsidiaries in respect of any event occurring or circumstances existing on or prior to the Closing; provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and the Ulysses LLCs, on behalf of themselves and the other releasing parties, hereby reserve their respective rights, if any, to pursue any and all claims, actions or rights that they may respectively now or in future have on account of rights under this Agreement or any Ancillary Agreements or to the extent in respect of any events occurring or circumstances existing after the Closing that did not occur or exist prior to the Closing; provided further, that in the case of the members and equityholders of the Ulysses LLCs, other than Welsh, Carson, Anderson & Stowe X, L.P., such release shall relate only to claims such Person may have in its capacity as an equityholder of Ulysses Holdings.

(b) As a material inducement to the Ulysses LLCs to enter into this Agreement, effective as of the Closing, Tenet, on behalf of itself and its past, present and future directors, managers, officers, employees, successors and assigns, hereby absolutely, unconditionally and irrevocably, releases and forever discharges the Tenet Contributed Companies and their Subsidiaries and their respective past, present and future directors, managers, officers, employees, successors and assigns, from the following: all claims (including any derivative claim on behalf of any Person), actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, Contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands, in each case to the extent arising out of, relating to, against or in any way connected with the Tenet Contributed Business or the Tenet Contributed Companies or their Subsidiaries in respect of any event occurring or circumstances existing on or prior to the Closing; provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and Tenet, on behalf of itself and the other releasing parties, hereby reserves their respective rights, if any, to pursue any and all claims, actions or rights that they may respectively now or in future have on account of rights under this Agreement or any Ancillary Agreements or to the extent in respect of any events occurring or circumstances existing after the Closing that did not occur or exist prior to the Closing.

Section 7.18 Cash on Hand.

(a) Tenet agrees to use commercially reasonable efforts to cause the Tenet Contributed Companies to have, on a consolidated basis, effective as of the Closing, sufficient cash on hand to operate the Tenet Contributed Companies and the Tenet Contributed Business for a minimum of two weeks following Closing.

(b) Ulysses Holdings agrees to use commercially reasonable efforts to have, on a consolidated basis, effective as of the Closing, sufficient cash on hand to operate itself and its Subsidiaries for a minimum of two weeks following Closing.

Section 7.19 Parachute Payments. With respect to each employee of, or other service provider to, Ulysses Holdings or its Subsidiaries who in the reasonable determination of Ulysses Holdings is, or would reasonably be expected by Ulysses Holdings to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G of the Code), prior to the Closing Date, Ulysses Holdings shall use its commercially reasonable efforts to obtain waivers from such individuals with respect to any payments or economic benefits that could constitute an “excess parachute payment” (as defined in Section 280G(b) of the Code) with respect to such individual. If any individual waives his or her rights to payments or economic benefits as described in the previous sentence, Ulysses Holdings shall use commercially reasonable efforts to seek to obtain stockholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code and in a manner that satisfies the applicable requirements of Section 280G(b)(5)(B) of the Code and any regulations promulgated thereunder; provided that in no event shall this Section 7.19 be construed to require Ulysses Holdings to compel any person to waive any existing rights under any contract that such person has with Ulysses Holdings or any of its Subsidiaries, and in no event shall Ulysses Holdings be deemed in breach of this Section 7.19 if any such person refuses to waive any such rights or such stockholder approval is not obtained. Within a reasonable period of time before taking such actions, Ulysses Holdings shall deliver to Tenet for review and comment copies of any documents or agreements necessary to effect this Section 7.19, including, but not limited to, any stockholder consent form, disclosure statement, or waiver, and Ulysses Holdings shall consider in good faith all comments received from Tenet on such documents and agreements.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 General Conditions. The respective obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

Section 8.2 Conditions to Obligations of Ulysses Holdings. The obligations of Ulysses Holdings to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Ulysses Holdings in its sole discretion:

(a) Representations and Warranties of Tenet. (i) The representations and warranties of Tenet set forth in Section 5.1, Section 5.2, Section 5.3 and Section 5.19 of this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Tenet set forth in this Agreement shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Tenet Material Adverse Effect” set forth therein, except as set forth in Section 5.6(b)), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Tenet Material Adverse Effect.

(b) Performance of Obligations of Tenet. Tenet shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Tenet Material Adverse Effect.

(d) Tenet Officers’ Certificate. Ulysses Holdings shall have received a certificate signed by an officer of Tenet certifying as to the matters set forth in Sections 8.2(a), 8.2(b) and 8.2(c).

(e) Stockholders Agreement. Tenet shall have delivered an executed counterpart signature page to the NewCo Stockholders Agreement to the Ulysses LLCs.

Section 8.3 Conditions to Obligations of Tenet. The obligations of Tenet to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Tenet in its sole discretion:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Ulysses Holdings set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4(a) and Section 4.19 shall be true and correct on the date of this Agreement and as of the Closing Date as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Ulysses Holdings set forth in this Agreement shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Ulysses Material Adverse Effect” set forth therein, except as set forth in Section 4.6(b)), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Ulysses Material Adverse Effect.

(b) Performance of Obligations of Ulysses Holdings. Ulysses Holdings shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Ulysses Material Adverse Effect.

(d) Ulysses Officers’ Certificate. Tenet shall have received a certificate signed by an executive officer of Ulysses Holdings certifying as to the matters set forth in Sections 8.3(a), 8.3(b) and 8.3(c).

(e) Third Party Consents. Ulysses Holdings shall have delivered to Tenet evidence, in form and substance reasonably satisfactory to Tenet, that the third-party consents listed in Schedule 8.3(e) of the Ulysses Disclosure Schedules have been obtained and are in full force and effect.

(f) Payoff Letters. Tenet shall have received the Payoff Letters in respect of the Indebtedness set forth in Schedule 8.3(f) of the Ulysses Disclosure Schedules.

(g) Related Party Contracts. Tenet shall have received documentation, in form and substance reasonably satisfactory to Tenet, evidencing termination of the agreements described in Section 7.9 and listed on Schedule 8.3(g) of the Ulysses Disclosure Schedules.

(h) Ulysses Stockholder Approval. The Ulysses Stockholder Approval shall have been obtained and shall be in full force and effect.

(i) Stockholders Agreement. Each of the Ulysses LLCs shall have delivered an executed counterpart signature page to the NewCo Stockholders Agreement to Tenet on behalf of itself.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Tenet and Ulysses Holdings;

(b) (i) by Ulysses Holdings, if Tenet breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within 15 days following delivery to Tenet of written notice of such breach or failure to perform and (C) has not been waived by Ulysses Holdings or (ii) by Tenet, if Ulysses Holdings breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3, (B) cannot be or has not been cured within 15 days following delivery to Ulysses Holdings of written notice of such breach or failure to perform and (C) has not been waived by Tenet;

(c) by Tenet, if the Ulysses Stockholder Consent shall not have been delivered to Tenet within twenty-four hours after execution of this Agreement;

(d) (i) by Ulysses Holdings, if any of the conditions set forth in Section 8.1 or Section 8.2 shall have become incapable of fulfillment prior to September 23, 2015 (the “Termination Date”), subject to extension by the mutual agreement of the parties, or (ii) by Tenet, if any of the conditions set forth in Section 8.1 or Section 8.3 shall have become incapable of fulfillment prior to the Termination Date; provided, that the Termination Date shall automatically be extended to December 31, 2015 in the event the Closing has not occurred on or before the Termination Date due to the fact that the closing condition set forth in Section 8.1(b) has not been satisfied; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date; and

(e) by either Ulysses Holdings or Tenet in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 7.8, to have such order, decree, ruling or other action vacated.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except (a) for the provisions of Sections 4.19 and 5.19 relating to broker’s fees and finder’s fees, Section 7.7 relating to confidentiality, Section 7.11 relating to public announcements, this Section 9.2 and Article X and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other. Notwithstanding anything to the contrary provided herein, all costs associated with the Escrow Agreement shall be borne by Ulysses Holdings.

Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.3 No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate upon the Closing or, except as provided in Section 9.2, upon the termination of this Agreement in accordance with Section 9.1, as the case may be, except that the agreements set forth in Article III, Section 7.13, Section 7.17 and this Article X and any other agreement in this Agreement that contemplates performance following the Closing shall survive the Closing.

Section 10.4 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon transmission of such facsimile or e-mail, (b) on the first Business

Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Ulysses LLCs or Ulysses Holdings, to:

Welsh, Carson, Anderson & Stowe X, L.P.

320 Park Avenue, Suite 2500

New York, New York 10022-6815

Attention: D. Scott Mackesy

Facsimile: (212) 893-9575

E-mail: SMackesy@welshcarson.com

with a copy (which shall not constitute notice) to:

United Surgical Partners International, Inc.

15305 Dallas Parkway, Suite 1600

Addison, Texas 75001

Attention: W. Bradley Bickham

Facsimile: (972) 713-3550

E-mail: bbickham@uspi.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Othon Prounis

Facsimile: (212) 596-9090

E-mail: othon.prounis@ropesgray.com

(ii)	if to Tenet, to:

Tenet Healthcare Corporation

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

Attention: Audrey Andrews

Facsimile: (469) 893-7147

E-mail: audrey.andrews@tenethealth.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention: Barbara L. Becker

Facsimile: (212) 351-4035

E-mail: bbecker@gibsondunn.com

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8 No Third-Party Beneficiaries. Except as provided in Article IX, Section 10.10 and Section 10.15 nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that the provision of Section 10.10 and Section 10.15 shall inure to the benefit of and be enforceable by each Financing Source and its successors and assigns.

Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such dispute or controversy), without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of

Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything to the contrary contained in this Agreement, each of the parties agrees (a) that any claim, cross-claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Sources arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, the transactions contemplated by the Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan within the City of New York and the appellate courts thereof, (b) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other courts, other than a state or federal court sitting in the Borough of Manhattan within the City of New York, (c) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, and (d) that any such claim, controversy or dispute shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, ANY SUCH ACTION, PROCEEDING OR CLAIM AGAINST THE FINANCING SOURCES).

Section 10.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.17 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.18 No Presumption Against Drafting Party. Each of the parties acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Keith B. Pitts
	Name:	Keith B. Pitts
	Title:	Vice Chairman

BB BLUE HOLDINGS, INC.

By:	/s/ Paul A. Castanon
	Name:	Paul A. Castanon
	Title:	Vice President and Secretary

[Signature Page to Contribution and Purchase Agreement]

USPI GROUP HOLDINGS, INC.

By:	/s/ Brett Brodnax
	Name:	Brett Brodnax
	Title:	President

ULYSSES JV HOLDING I LLC

By:	USPI Group Holdings, Inc., its member

By:	/s/ Brett Brodnax
	Name:	Brett Brodnax
	Title:	President

ULYSSES JV HOLDING II LLC

By:	USPI Group Holdings, Inc., its member

By:	/s/ Brett Brodnax
	Name:	Brett Brodnax
	Title:	President

[Signature Page to Contribution and Purchase Agreement]